Exhibit 99.2

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2009 and December 31, 2008

and for the periods ended September 30, 2009 and 2008

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

INDEX

PAGE
Consolidated Balance Sheets – September 30, 2009 and December 31, 2008 (Unaudited)	3

Consolidated Statements of Operations – Three and nine months ended September 30, 2009 and 2008 (Unaudited)	4

Consolidated Statement of Changes in Shareholders’ Equity – Nine months ended September 30, 2009 (Unaudited)	5

Consolidated Statements of Cash Flows – Nine months ended September 30, 2009 and 2008 (Unaudited)	6

Notes to Consolidated Financial Statements (Unaudited)	7-67

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except per share amounts)

	September 30, 2009	December 31, 2008
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $1,726,512 and $5,805,960)	$1,617,125	$5,614,186
Investments pledged as collateral, at fair value (amortized cost $0 and $1,530,036)	-	1,567,371
Fixed-maturity securities held as trading, at fair value (amortized cost $115,946 and $0)	123,467	-
Investments held-to-maturity, at amortized cost (fair value $1,084,214 and $1,214,569)	1,175,241	1,214,569
Short-term investments, at fair value (amortized cost $1,250,770 and $1,448,545)	1,256,274	1,447,343
Short-term investments held-to-maturity at amortized cost (fair value $484,670 and $0)	916,679	-
Other investments (includes investment at fair value of $8,277 and $42,535)	10,468	45,280

Total investments	5,099,254	9,888,749

Cash and cash equivalents	648,013	1,066,793
Securities purchased under agreements to resell	2,000,000	3,343,947
Accrued investment income	23,921	117,918
Premiums receivable	2,059,131	7,744
Deferred acquisition costs	907,904	560,632
Prepaid reinsurance premiums	2,535,483	216,609
Insurance loss recoverable	2,207,625	458,512
Reinsurance recoverable on paid and unpaid losses	272,476	173,548
Goodwill	45,566	76,938
Property and equipment, at cost (less accumulated depreciation of $123,138 and $116,344)	80,211	101,116
Receivable for investments sold	42,833	10,594
Derivative assets	733,477	746,936
Current income taxes	34,057	325,691
Deferred income taxes, net	735,299	1,348,575
Other assets	554,169	620,010

Total assets	$17,979,419	$19,064,312

Liabilities and Shareholders’ Equity
Liabilities:
Unearned premium revenue	$4,310,556	$3,424,402
Loss and loss adjustment expense reserves	1,322,873	1,557,884
Reinsurance premiums payable	571,912	8,672
Variable interest entity notes	2,668,798	1,791,597
Securities sold under agreements to repurchase	-	1,343,947
Long-term debt	1,230,847	952,655
Deferred fee revenue	760,087	42,585
Payable for investments purchased	77,967	34
Derivative liabilities	4,980,312	6,219,290
Other liabilities	210,895	375,772

Total liabilities	16,134,247	15,716,838

Commitments and contingencies (See Note 14)

Shareholders’ Equity:
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized - 4,000.08, issued and outstanding - 2,759.08	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding - 67,936 shares	15,000	15,000
Additional paid-in capital	983,390	2,183,672
Retained earnings	922,491	1,255,107
Accumulated other comprehensive loss, net of deferred income tax of $6,884 and $61,895	(103,307)	(133,903)

Total shareholders’ equity	1,845,172	3,347,474

Total liabilities and shareholders’ equity	$17,979,419	$19,064,312

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Premiums earned:
Scheduled premiums earned	$74,750	$148,403	$273,328	$458,418
Refunding premiums earned	144	93,696	2,178	189,248

Premiums earned (net of ceded premiums of $106,770, $32,496, $317,698 and $97,242)	74,894	242,099	275,506	647,666
Net investment income	63,585	146,615	253,510	446,271
Fees and reimbursements	42,499	3,583	127,691	5,732

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(30,483)	34,264	33,150	102,325
Unrealized gains (losses) on insured derivatives	(810,178)	104,818	1,222,939	(147,972)

Net change in fair value of insured derivatives	(840,661)	139,082	1,256,089	(45,647)
Net gains (losses) on financial instruments at fair value and foreign exchange	26,495	(6,819)	38,991	155,239
Net realized gains (losses)	(44,661)	25,975	(36,274)	68,014

Investment losses related to other-than-temporary impairments:
Investment losses - other-than-temporary impairments	(135,403)	-	(261,133)	-
Other-than-temporary impairments recognized in accumulated other comprehensive loss	85,000	-	170,369	-

Net investment losses related to other-than-temporary impairments	(50,403)	-	(90,764)	-

Net gains on extinguishment of debt	13,059	9,980	13,547	9,980
Other	-	7	-	7

Total revenues	(715,193)	560,522	1,838,296	1,287,262
Expenses:
Losses and loss adjustment	210,052	982,514	111,468	1,292,466
Amortization of deferred acquisition costs	52,805	24,619	168,827	63,147
Operating	44,136	63,174	148,955	150,462
Interest	55,189	48,084	163,161	141,495

Total expenses	362,182	1,118,391	592,411	1,647,570

Income (loss) before income taxes	(1,077,375)	(557,869)	1,245,885	(360,308)

Provision (benefit) for income taxes	(350,204)	(215,750)	455,888	(147,016)
Equity in net income (loss) of subsidiaries	318	(102)	374	(102)

Net income (loss)	$(726,853)	$(342,221)	$790,371	$(213,394)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

For the Nine Months Ended September 30, 2009

(In thousands except per share amounts)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount

Balance, January 1, 2009	2,759	$27,598	100,000	$15,000	$2,183,672	$1,255,107	$(133,903)	$3,347,474

ASC 944-20 transition adjustment net of deferred income taxes of $27,170	-	-	-	-	-	55,346	-	55,346

Comprehensive income:
Net income	-	-	-	-	-	790,371	-	790,371
Other comprehensive income:
Change in unrealized gains and losses on investments, net of deferred income taxes of $67,529	-	-	-	-	-	-	224,924	224,924
Portion of other-than-temporary impairment losses recognized in other comprehensive loss, net of deferred income taxes of $0	-	-	-	-	-	-	(170,369)	(170,369)
Change in foreign currency translation, net of deferred income taxes of $1,250	-	-	-	-	-	-	(23,959)	(23,959)

Other comprehensive income								30,596

Total comprehensive income								820,967

Redemption of common shares	-	-	(32,064)	(4,809)	(1,197,125)	-	-	(1,201,934)
Increase in par value of common shares	-	-	-	4,809	(4,809)	-	-	-
Special dividends paid on common shares	-	-	-	-	-	(1,167,850)	-	(1,167,850)
Dividends on preferred shares	-	-	-	-	-	(10,483)	-	(10,483)
Share-based compensation net of deferred income taxes of $2,364	-	-	-	-	1,652	-	-	1,652

Balance, September 30, 2009	2,759	$27,598	67,936	$15,000	$983,390	$922,491	$(103,307)	$1,845,172

2009
Disclosure of reclassification amount:
Change in unrealized gains and losses and other-than-temporary impairment losses on investments arising during the period, net of taxes	$51,662
Reclassification adjustment, net of taxes	2,893

Change in net unrealized gains and losses and other-than-temporary impairment losses, net of taxes	$54,555

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$790,371	$(213,394)

Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Amortization of bond discounts (premiums), net	(30,948)	22,003
Decrease in accrued investment income	93,997	15,057
Increase in deferred acquisition costs	(338,901)	(82,507)
(Decrease) increase in unearned premium revenue	(1,553,015)	406,877
(Increase) decrease in prepaid reinsurance premiums	(2,005,214)	44,262
Decrease (increase) in premiums receivable	288,713	(148,425)
(Decrease) increase in loss and loss adjustment expense reserves	(60,791)	566,807
Increase in reinsurance recoverable on paid and unpaid losses	(107,998)	(25,221)
Increase in insurance loss recoverable	(1,750,297)	(157,647)
Decrease in receivable from reinsurers on insured derivative contracts	89,471	-
(Decrease) increase in payable to reinsurers on recoverables	(55,829)	55
Increase (decrease) in reinsurance premiums payable	238,978	(22,804)
Depreciation	6,664	6,800
Increase (decrease) in deferred fee revenue	717,502	(546)
Decrease in accounts receivable	16,912	2,854
Decrease in accrued expenses	(46,958)	(14,504)
Net realized losses (gains)	36,274	(68,014)
Investment losses on other-than-temporarily-impaired investments	90,764	-
Unrealized (gains) losses on insured derivatives	(1,222,939)	147,972
Net (gains) losses on financial instruments at fair value and foreign exchange	(38,991)	(155,239)
Increase (decrease) in current income taxes	291,634	(168,788)
Deferred income tax provision	508,703	269,241
Gains on extinguishment of debt	(13,547)	(9,980)
Share-based compensation	4,016	5,548
Other, operating	28,618	(13,477)

Total adjustments to net income (loss)	(4,813,182)	620,324

Net cash (used) provided by operating activities	(4,022,811)	406,930

Cash flows from investing activities:
Purchase of fixed-maturity securities	(659,129)	(3,300,043)
Increase in payable for investments purchased	77,933	55,956
Sale of fixed-maturity securities	6,258,244	3,461,351
Increase in receivable for investments sold	(32,239)	(359,570)
Redemption of fixed-maturity securities	7,901	9,601
Redemptions of held-to-maturity investments	39,328	83,023
(Purchase) sale of short-term investments, net	70,025	(1,132,727)
(Purchase) sale of other investments, net	37,971	(462)
Capital expenditures	(4,743)	(4,287)
Disposals of capital assets	5	-
Other, investing	149	1,310

Net cash provided (used) by investing activities	5,795,445	(1,185,848)

Cash flows from financing activities:
Principal paydown of variable interest entity notes	(121,717)	(109,818)
Other borrowings and deposits	-	(1,368)
Capital issuance costs	-	(9,563)
Proceeds from the issuance of long-term debt	278,192	981,153
Retirement of long-term debt	-	(47,345)
Retirement of short-term debt	-	(6,225)
Capital contribution from MBIA Inc.	-	486,500
Redemption of common shares	(1,170,562)	-
Special dividend paid on common shares	(1,167,850)	-
Dividends paid on preferred shares	(9,477)	-

Net cash (used) provided by financing activities	(2,191,414)	1,293,334

Net (decrease) increase in cash and cash equivalents	(418,780)	514,416
Cash and cash equivalents - beginning of period	1,066,793	121,266

Cash and cash equivalents - end of period	$648,013	$635,682

Supplemental cash flow disclosures:
Income taxes refunded	$(336,282)	$(252,910)
Interest paid:
Other borrowings and deposits	-	1,495
Long-term debt	134,559	69,611
Variable interest entity notes	54,939	40,678
Non cash items:
Share-based compensation	$4,016	$5,548
Dividends declared but not paid	1,005	-

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business and Organization

MBIA Insurance Corporation is a wholly owned subsidiary of MBIA Inc. (“MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABSs”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property, and infrastructure projects.

The financial guarantees issued by MBIA Corp. provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event MBIA Corp. has the right at its discretion to accelerate insured obligations upon default or otherwise, upon MBIA Corp.’s acceleration. Certain investment agreement contracts written by MBIA Inc. are insured by MBIA Corp. and if MBIA Inc. were to have insufficient assets to pay amounts due upon maturity or termination, MBIA Corp. would make such payments under its insurance policies. MBIA Corp. has also insured debt obligations of its affiliates, MBIA Global Funding LLC, Meridian Funding Company LLC (“Meridian”) and provides reinsurance to its insurance subsidiaries. Additionally, insurance policies include payments due under credit and other derivatives, including termination payments that may become due upon certain events including the insolvency or payment default of MBIA Corp.

MBIA Corp. writes business both in the U.S. and outside of the U.S. Business outside of the U.S. is generally written through MBIA UK Insurance Limited (“MBIA UK”), a financial guarantee insurance company licensed in the United Kingdom. MBIA Corp. also owns MBIA Assurance S.A. (“MBIA Assurance”), a French insurance company. On December 28, 2007, MBIA Assurance was restructured with MBIA UK (by way of dissolution or winding-up without liquidation) and governed by the terms of article 1844-5 of the French Civil Code. The restructuring involved (i) the transfer of all of MBIA Assurance’s assets and liabilities to MBIA UK; (ii) the simultaneous transfer of the portfolio of MBIA Assurance’s financial guarantees to MBIA UK; and (iii) the dissolution without liquidation of MBIA Assurance. Consequently, all previously insured MBIA Assurance policies are now insured by MBIA UK. MBIA UK writes financial guarantee insurance in the member countries of the European Union and other regions outside the United States. In February 2007, MBIA Corp. incorporated a new subsidiary, MBIA México, S.A. de C.V. (“MBIA Mexico”), through which it writes financial guarantee insurance in Mexico. These subsidiaries principally provide insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions in the international markets. Pursuant to a reinsurance agreement with MBIA Insurance Corporation, a substantial amount of the risk insured by MBIA Mexico and MBIA UK is reinsured by MBIA Corp.

MBIA Corp. also manages a business through one other subsidiary, Capital Markets Assurance Corporation (“CMAC”), acquired in February 1998 when MBIA Inc. merged with CapMAC Holdings, Inc. (“CapMAC”). The net insured exposure of this subsidiary is 100% reinsured by MBIA Insurance Corporation.

MBIA Corp.’s business has historically relied upon the triple-A credit ratings of MBIA Insurance Corporation. The loss of those ratings in the second quarter of 2008 resulted in a dramatic reduction in MBIA Corp.’s insurance activities. As of September 30, 2009, MBIA Insurance Corporation was rated BB+ with a negative outlook by Standard & Poor’s Corporation (“S&P”) and B3 with a negative outlook by Moody’s Investors Service, Inc. (“Moody’s”).

In February 2009, after receiving the required regulatory approvals, MBIA Inc. established and capitalized National Public Finance Guarantee Corporation (“National”), as a U.S. public finance-only financial guarantor, which was previously named MBIA Insurance Corp. of Illinois (“MBIA Illinois”) and previously owned by MBIA Insurance Corporation. In connection with this establishment, MBIA Insurance Corporation paid dividends and returned capital to MBIA Inc. Refer to the Notes to Consolidated Financial Statements of MBIA Insurance Corporation and Subsidiaries included in Exhibit 99.3 of MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for additional information about these transactions and changes to MBIA Corp.’s legal entity structure.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Liquidity

Liquidity risk arises in MBIA Corp. when claims on insured exposures result in payment obligations, when operating cash inflows fall due to depressed new business writings, lower investment income, or unanticipated expenses, or when invested assets experience credit defaults or significant declines in fair value.

In general, MBIA Corp.’s financial guarantee contracts and credit default swap (“CDS”) contracts cannot be accelerated, thereby mitigating liquidity risk. Under the terms of MBIA Corp.’s insured CDS contracts, the insured counterparty may have a right to terminate the CDS contract upon an insolvency or payment default of MBIA Corp. However, defaults, credit impairments and adverse capital markets conditions such as MBIA Corp. is currently experiencing, can create payment requirements as MBIA Corp. has made irrevocable pledges to pay principal and interest, or other amounts owing on insured obligations, when due. Additionally, MBIA Corp. requires cash for the payment of operating expenses, as well as principal and interest related to its surplus notes and preferred stock issuance. MBIA Corp. also provides guarantees to the holders of MBIA’s asset/liability products debt obligations. If MBIA’s asset/liability products segment were unable to service the principal and interest payments on its debt and investment agreements, the holders of the insured liabilities would make a claim under the MBIA Corp. insurance policies. MBIA Corp. has lent $2.0 billion to MBIA’s asset/liability products segment on a secured basis for the purpose of minimizing the risk that such claim would be made. The loan matures in the fourth quarter of 2011. During October and November of 2009, a total of $100 million of the loan was repaid. The timing of the ultimate repayment may be affected by the performance of assets in the asset/liability product’s investment portfolio.

Since the fourth quarter of 2007, MBIA Corp. made $4.4 billion of cash payments, before reinsurance, associated with insured second-lien residential mortgage-backed securities (“RMBS”) securitizations, as well as settlement payments relating to CDS contracts referencing collateralized debt obligation (“CDO”)-squared and multi-sector CDOs. Among MBIA Corp.’s outstanding insured portfolio, these types of insured exposures have exhibited the highest degree of payment volatility and continue to pose material liquidity risk to MBIA Corp. As a result of the current economic stress, MBIA Corp. could incur additional payment obligations beyond these mortgage-related exposures, which may be substantial, increasing the stress on MBIA Corp.’s liquidity.

In order to monitor liquidity risk and maintain appropriate liquidity resources for payments associated with MBIA Corp.’s residential mortgage-related exposures, MBIA Corp. employs a stress scenario-based liquidity model using the same “Roll Rate Default Methodology” as it uses in its loss reserving. Using this methodology, MBIA Corp. estimates the level of payments that would be required to be made under low probability stress-level default assumptions of the underlying collateral taking into account MBIA Corp.’s obligation to cover such defaults under MBIA Corp.’s insurance policies. These estimated payments, together with all other significant operating, financing and investing cash flows are forecasted over the next 24-month period on a monthly basis and then annually thereafter to the final maturity of the longest dated outstanding insured obligation. The stress-loss scenarios and cash flow forecasts are frequently updated to account for changes in risk factors and to reconcile differences between forecasted and actual payments.

In addition to MBIA Corp.’s residential mortgage stress scenario, it also monitors liquidity risk using a Monte Carlo estimation of potential stress-level claims for all insured principal and interest payments due in the next 12-month period. These probabilistically determined payments are then compared to MBIA Corp.’s invested assets. This theoretic liquidity model supplements the scenario-based liquidity model described above providing MBIA Corp. with a robust set of liquidity metrics with which to monitor its risk position.

MBIA Corp. manages its investment portfolios in a conservative manner to maintain cash and liquid securities in an amount in excess of all stress scenario payment requirements. To the extent MBIA Corp.’s liquidity resources fall short of its target liquidity cushions under the stress-loss scenario testing, MBIA Corp. will seek to increase its cash holdings position, primarily through the sale of high-quality bonds held in its investment portfolio.

Note 2: Significant Accounting Policies

MBIA Corp. has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Basis of Presentation

The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its wholly owned subsidiaries, as well as all other entities in which MBIA Corp. has a controlling financial interest. These statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with MBIA Corp.’s consolidated financial statements and notes thereto included in Exhibit 99.3 of MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of MBIA Corp.’s financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

The results of operations for the three and nine months ended September 30, 2009 may not be indicative of the results that may be expected for the year ending December 31, 2009. The December 31, 2008 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation.

In addition, MBIA Corp. evaluated all events subsequent to September 30, 2009 through November 9, 2009 for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

Financial Guarantee Insurance Premiums

Unearned Premium Revenue and Receivable for Future Premiums

MBIA Corp. recognizes and measures financial guarantee insurance premiums in accordance with the accounting guidance for financial guarantee insurance and reinsurance contracts. The accounting guidance requires MBIA Corp. to recognize a liability for unearned premium revenue at the inception of financial guarantee insurance and reinsurance contracts on a contract-by-contract basis. Unearned premium revenue recognized at inception of a contract is measured at the present value of the premium due. For most financial guarantee insurance contracts, MBIA Corp. receives the entire premium due at the inception of the contract, and recognizes unearned premium revenue liability at that time. For certain other financial guarantee contracts, MBIA Corp. receives premiums in installments over the term of the contract. Unearned premium revenue and a receivable for future premiums is recognized at the inception of an installment contract, and measured at the present value of premiums expected to be collected over the contract period or expected period using a risk-free discount rate. The expected period is used in the present value determination of unearned premium revenue and receivable for future premiums for contracts where (a) the insured obligation is contractually prepayable, (b) prepayments are probable, (c) the amount and timing of prepayments are reasonably estimable, and (d) a homogenous pool of assets is the underlying collateral for the insured obligation. MBIA Corp. has determined that substantially all of its installment contracts meet the conditions required to be treated as expected period contracts. The receivable for future premiums is reduced as installment premiums are collected. MBIA Corp. reports the accretion of the discount on installment premiums receivable as premium revenue and discloses the amount recognized in “Note 4: Insurance Premiums.” MBIA Corp. assesses the receivable for future premiums for collectability each reporting period, adjusts the receivable for uncollectible amounts and recognizes any write-off as operating expense and discloses the amount recognized in “Note 4: Insurance Premiums.” As premium revenue is recognized, the unearned premium revenue liability is reduced.

Premium Revenue Recognition

MBIA Corp. recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. A constant rate for each respective financial guarantee insurance contract is determined as the ratio of (a) the present value of premium received or expected to be received over the period of the contract to (b) the sum of all insured principal amounts outstanding during each period over the term of the contract.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

An issuer of an insured financial obligation may retire the obligation prior to its scheduled maturity through legal defeasance in satisfaction of the obligation according to its indenture, which results in MBIA Corp.’s obligation being extinguished under the financial guarantee contract. MBIA Corp. recognizes any remaining unearned premium revenue on the insured obligation as premium revenue in the period the contract is extinguished to the extent the unearned premium revenue has been collected.

Non-refundable commitment fees are considered insurance premiums and are initially recorded under unearned premium revenue in the consolidated balance sheets when received. Once the related financial guarantee insurance policy is issued, the commitment fees are recognized as premium written and earned using the constant rate method. If the commitment agreement expires before the related financial guarantee is issued, the non-refundable commitment fee is immediately recognized as premium written and earned at that time.

Loss and Loss Adjustment Expenses

The accounting guidance for financial guarantee insurance and reinsurance contracts requires a claim liability (loss reserve) to be recognized on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue. A claim liability is subsequently remeasured each reporting period for expected increases or decreases due to changes in the likelihood of default and potential recoveries. Subsequent changes to the measurement of the claim liability are recognized as claim expense in the period of change. Measurement and recognition of claim liability is reported gross of any reinsurance. MBIA Corp. estimates the likelihood of possible claims payments and possible recoveries using probability-weighted expected cash flows based on information available as of the measurement date, including market information. Accretion of the discount on a claim liability is included in claim expense. MBIA Corp.’s claim liability and accruals for loss adjustment expenses (“LAE”) incurred are disclosed in “Note 10: Loss and Loss Adjustment Expense Reserves.”

Other-Than-Temporary Impairments on Investment Securities

MBIA Corp.’s consolidated statement of operations reflects the full impairment (the difference between a security’s amortized cost basis and fair value) on debt securities that MBIA Corp. intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it is more likely than not such securities will not be required to be sold prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the rest of the fair value loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of cash flows not expected to be received over the remaining term of the security as projected using MBIA Corp.’s discounted cash flow projections.

Goodwill

Goodwill represents the excess of the cost of acquiring a business enterprise over the fair value of the net assets acquired. Under the accounting guidance for goodwill and other intangible assets, goodwill is tested for impairment at least annually. An impairment loss is triggered if the estimated fair value of an operating segment is less than its carrying value.

As a result of the aforementioned establishment of National, the $77 million of goodwill reflected in MBIA Corp.’s consolidated balance sheets as of December 31, 2008 has been allocated between National and MBIA Insurance Corporation, based on the relative fair values of each entity as of January 1, 2009. Of the $77 million, $46 million was allocated to MBIA Insurance Corporation. MBIA Corp.’s next annual impairment test will be performed on January 1, 2010.

Fee and Reimbursement Revenue Recognition

MBIA Corp. collects insurance related fees for services performed in connection with certain transactions. In addition, MBIA Corp. may be entitled to reimbursement of third-party insurance expenses that it incurs in connection with certain transactions. Depending upon the type of fee received and whether it is related to an insurance policy, the fee is either earned when it is received or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when the related services are completed and the fee is received. Structuring fees are earned on a straight-line basis over the life of the related insurance policy. Expense reimbursements are recognized when received.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance on the Accounting Standards Codification (“Codification”) and the hierarchy of generally accepted accounting principles (Accounting Standards Codification (“ASC”) 105-10). The Codification is now the single source of authoritative GAAP applied by nongovernmental entities and supersedes all existing non-Securities Exchange Commission accounting and reporting standards. The Codification is effective for MBIA Corp. for financial statements issued for interim and annual periods ending after September 15, 2009. MBIA Corp. adopted this guidance as of the third quarter of 2009. The Codification is not intended to change GAAP but rather reorganize divergent accounting literature into an accessible and user-friendly system which materially impacts cited references of GAAP in MBIA Corp.’s Notes to Consolidated Financial Statements.

In May 2009, the FASB issued accounting guidance for subsequent events (ASC 855-10) which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. The accounting guidance is effective for MBIA Corp. in the interim and annual periods ending after June 15, 2009 and should be applied prospectively. MBIA Corp. adopted this standard as of the second quarter of 2009. The adoption of this standard did not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations or cash flows.

In April 2009, the FASB issued accounting guidance that amends fair value measurements and disclosures (ASC 820-10) for determining the fair value when the volume and level of activity for the asset or liability have significantly decreased and for identifying transactions that are not orderly. This standard provides additional guidance to highlight and expand on the factors that should be considered when there has been a significant decrease in market activity for a financial asset or financial liability being measured. The accounting guidance also provides additional factors that entities should consider to determine whether events or circumstances indicate that a transaction is or is not orderly (i.e., distressed). MBIA Corp. adopted this standard as of the second quarter of 2009. The adoption of this standard did not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations or cash flows.

In April 2009, the FASB issued accounting guidance for debt and equity investment securities (ASC 320-10) which amends the recognition criteria for other-than-temporary impairment guidance to improve the presentation of other-than-temporary impairments in the financial statements. This guidance replaced the requirement that the entity’s management assert it has both the ability and intent to hold an impaired security until recovery with a requirement that management assert (a) it does not have the intent to sell the security and (b) it is more likely than not it would not have to sell the security before recovery of its cost basis. When these two criteria are met, the entity will recognize only the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. MBIA Corp. adopted this standard as of the second quarter of 2009. There was no cumulative-effect adjustment for the adoption of this standard as there were no previously impaired securities which were determined to have portions which would ultimately be recovered. Refer to “Note 7: Investment Income and Gains and Losses “ for further information on MBIA Corp.’s investment securities and other-than-temporary impairments.

In April 2009, the FASB issued accounting guidance for interim disclosures about financial instruments (ASC 825-10) to require disclosures about the fair value of financial instruments in interim and annual financial statements, and the method(s) and significant assumptions used to estimate the fair value of those financial instruments. The accounting guidance also requires those disclosures in all interim financial statements (ASC 270-10). MBIA Corp. adopted this standard in the second quarter of 2009. As the standard requires only additional disclosures, the adoption did not have an impact on MBIA Corp.’s consolidated balance sheets, results of operations or cash flows. Refer to “Note 5: Fair Value of Financial Instruments” for further information.

In May 2008, the FASB issued accounting guidance for financial guarantee insurance and reinsurance contracts (ASC 944-20) effective prospectively as of January 1, 2009. This accounting guidance amends accounting and reporting by insurance enterprises to clarify how existing guidance applies to financial guarantee insurance and reinsurance contracts. The accounting guidance amends the recognition and measurement of premium revenue and claim liabilities, and expands disclosure requirements. Recognition and measurement of unearned premium revenue and receivable for future premiums are also amended. The accounting guidance does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of derivatives and hedging (ASC 815-10). Refer to “Note 4: Insurance Premiums” for disclosures related to premiums and “Note 10: Loss and Loss Adjustment Expense Reserves” for disclosures related to loss reserves.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Upon the adoption and implementation of the accounting guidance for financial guarantee insurance and reinsurance contracts, MBIA Corp. recognized a cumulative transition adjustment of $55 million net of tax, $83 million pre-tax, as an increase to its beginning retained earnings balance as of January 1, 2009. The cumulative transition adjustment represents the recognized changes in assets and liabilities resulting from the adoption. The following table summarizes the adjustments made to MBIA Corp.’s assets and liabilities as of January 1, 2009 on a pre-tax basis:

In thousands	Increase / (Decrease)
Assets:
Deferred acquisition costs	$8,731
Prepaid reinsurance premiums	313,660
Reinsurance recoverable on paid and unpaid losses	4,563
Premiums receivable	2,287,451
Deferred income taxes, net	(27,170)
Liabilities:
Unearned premium revenue	$2,381,487
Loss and LAE reserves	(174,220)
Reinsurance premiums payable	324,262

In December 2008, the FASB issued accounting guidance for transfers of financial assets (ASC 860-10) and interests in variable interest entities (“VIEs”) (ASC 810-10) which requires enhanced disclosures about transfers of financial assets and involvement with VIEs. MBIA Corp. adopted this guidance for financial statements prepared as of December 31, 2008 and is effective for interim reporting periods ending after January 1, 2009. Since the guidance only requires additional disclosures concerning transfers of financial assets and interests in VIEs, the adoption did not affect MBIA Corp.’s consolidated balance sheets, results of operations or cash flows. Refer to “Note 9: Variable Interest Entities” for mandated disclosures.

In March 2008, the FASB issued accounting guidance that expands the disclosure requirements about an entity’s derivative instruments and hedging activities (ASC 815-10). The disclosure provisions apply to all entities with derivative instruments subject to the accounting guidance and its related interpretations. The provisions also apply to related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. MBIA Corp. adopted the disclosure provisions on January 1, 2009. Since the guidance requires only additional disclosures concerning derivatives and hedging activities, adoption of the accounting guidance did not affect MBIA Corp.’s consolidated balance sheets, results of operations or cash flows. Refer to “Note 8: Derivative Instruments” for mandated disclosures.

In February 2008, the FASB issued accounting guidance for fair value measurements and disclosures (ASC 820-10) that delayed the effective date to fiscal years beginning after November 15, 2008, for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption on January 1, 2009 did not have a material impact on MBIA Corp.’s consolidated balance sheets, results of operations or cash flows.

In December 2007, the FASB issued accounting guidance for consolidation (ASC 810-10) which requires reporting entities to present noncontrolling (minority) interest as equity (as opposed to liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. The presentation and disclosure requirements are to be applied retrospectively. MBIA Corp. adopted the prescribed guidance on January 1, 2009, which resulted in preferred stock issued by a subsidiary to be reclassified from minority interest to a separate component of equity. The adoption did not have a material impact on MBIA Corp.’s consolidated results of operations or cash flows.

Recent Accounting Developments

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05 for measuring liabilities at fair value to clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, MBIA Corp. should not make an adjustment to fair value for restrictions that prevent the transfer of a liability. The new guidance is effective for MBIA Corp. as of December 31, 2009. MBIA Corp. is currently evaluating the potential impact of adopting this guidance.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

In June 2009, the FASB issued FASB Statement No. 167, which has not yet been incorporated into the Codification, to include qualifying special purpose entities (“QSPEs”) within its scope and to require the holder of a variable interest(s) in a VIE to determine whether it holds a controlling financial interest in a VIE. A holder of a variable interest (or combination of variable interests) that provides a controlling financial interest in a VIE is considered the primary beneficiary and is required to consolidate the VIE. The accounting guidance deems controlling financial interest as both a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and b) the obligation to absorb losses or the rights to receive benefits of the VIE that could potentially be significant to the VIE. The accounting guidance eliminates the quantitative approach for determining the primary beneficiary of a VIE. The accounting guidance will require an ongoing reassessment of whether a holder of a variable interest is the primary beneficiary of a VIE and is effective for MBIA Corp. as of January 1, 2010. Early application is prohibited. MBIA Corp. is currently evaluating the potential impact of adopting this guidance.

In June 2009, the FASB issued Statement No. 166, which has not yet been incorporated into the Codification, to remove the concept of a QSPE. The accounting guidance also clarifies whether a transferor has surrendered control over transferred financial assets and meets the conditions to derecognize transferred financial assets or a portion of an entire financial asset that meets the definition of a participating interest. The guidance requires enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. The accounting guidance is effective for MBIA Corp. as of January 1, 2010 and earlier application is prohibited. MBIA Corp. is currently evaluating the potential impact of adopting this guidance.

Note 4: Insurance Premiums

MBIA Corp. recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts. Refer to “Note 2: Significant Accounting Policies” and “Note 3: Recent Accounting Pronouncements” for a description of MBIA Corp.’s accounting policy for insurance premiums and the impact of its adoption on MBIA Corp.’s financial statements.

As of September 30, 2009, MBIA Corp. reported premiums receivable of $2.1 billion primarily related to installment policies for which premiums will be collected over the estimated term of the contracts. Premiums receivable for an installment policy is initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of the remeasurement date. As of September 30, 2009, the weighted average risk-free rate used to discount future installment premiums was 3.02% and the weighted average expected collection term of the premiums receivable was 9.12 years. For the three and nine months ended September 30, 2009, the accretion of the premiums receivable was $14 million and $42 million, respectively, and is reported in “Scheduled premiums earned” on MBIA Corp.’s Consolidated Statements of Operations.

As of September 30, 2009, MBIA Corp. reported reinsurance premiums payable of $572 million, which represents the portion of MBIA Corp.’s premiums receivable that is due to reinsurers. The reinsurance premiums payable is accreted and paid to reinsurers as premiums due to MBIA Corp. are accreted and collected.

The following table presents a roll forward of MBIA Corp.’s premiums receivable for the nine months ended September 30, 2009:

In millions	Nine Months Ended September 30, 2009
				Adjustments
Premiums Receivable as of December 31, 2008	Accounting Transition Adjustment(1)	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of September 30, 2009	Reinsurance Premiums Payable as of September 30, 2009
$8	$2,288	$(235)	$-	$(22)	$42	$(22)	$2,059	$572

(1) - Reflects the adoption of the accounting principles for financial guarantee insurance contracts as described in “Note 3: Recent Accounting Pronouncements.”

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
December 31, 2009	$88

Twelve months ended:
December 31, 2010	278
December 31, 2011	247
December 31, 2012	219
December 31, 2013	178

Five years ended:
December 31, 2018	640
December 31, 2023	402
December 31, 2028 and thereafter	610

Total	$2,662

For the three and nine months ended September 30, 2009, MBIA Corp. reported premiums earned of $75 million and $275 million, respectively, which includes $75 million and $273 million of scheduled premiums earned and $144 thousand and $2 million of refunding premiums earned, respectively. Refunding premiums earned represent premiums earned on policies for which the underlying insured obligations have been refunded, called, or terminated and for which MBIA Corp.’s obligation has been extinguished.

The following table presents the expected unearned premium revenue balance and the future expected premiums earned revenue as of and for the periods presented:

		Expected Future Premium Earnings
In millions	Unearned Premium Revenue	Upfront	Installments	Accretion	Total Expected Future Premium Earnings
Three months ended:
September 30, 2009	$4,311
December 31, 2009	4,188	$53	$70	$14	$137

Twelve months ended:
December 31, 2010	3,729	204	255	55	514
December 31, 2011	3,316	188	225	50	463
December 31, 2012	2,953	175	188	47	410
December 31, 2013	2,641	163	149	42	354

Five years ended:
December 31, 2018	1,474	641	526	164	1,331
December 31, 2023	761	397	316	104	817
December 31, 2028 and thereafter	-	387	374	126	887

Total		$2,208	$2,103	$602	$4,913

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on MBIA Corp.’s consolidated balance sheets as of September 30, 2009 and December 31, 2008:

	September 30, 2009		December 31, 2008
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale and held as trading, and investments pledged as collateral	$2,997	$2,997	$8,629	$8,629
Investments held-to-maturity	2,092	1,569	1,215	1,215
Other investments	10	10	45	45
Cash and cash equivalents	648	648	1,067	1,067
Securities purchased under agreements to resell	2,000	2,000	3,344	3,344
Receivable for investments sold	43	43	11	11
Derivative assets	733	733	747	747
Note Receivable	473	473	423	423
Liabilities:
Variable interest entity notes	2,669	2,127	1,792	1,792
Securities sold under agreements to repurchase	-	-	1,344	1,344
Long-term debt	1,231	673	953	524
Derivative liabilities	4,980	4,980	6,219	6,219
Payable for investments purchased	78	78	-	-
Financial Guarantees:
Gross	5,634	5,900	4,983	6,078
Ceded	2,807	3,818	390	407

Valuation Techniques

The valuation techniques for fair valuing financial instruments included in the preceding table are described below. MBIA Corp.’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy prescribed by fair value measurements and disclosures.

Fixed-Maturity Securities Held As Available-for-Sale and Held for Trading

U.S. Treasury and government agency—U.S. Treasury securities are liquid and have quoted market prices. Fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Foreign governments—The fair value of foreign government obligations is generally based on observable inputs in active markets. When quoted prices are not available, fair value is determined based on a valuation model that has as inputs interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the bond in terms of issuer, maturity and seniority. These bonds are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3 while bonds that have quoted prices in an active market are classified as Level 1.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Corporate obligations—The fair value of corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs. Corporate bonds are generally categorized in Level 2 of the fair value hierarchy; in instances where significant inputs are unobservable, they are categorized in Level 3 of the hierarchy. Corporate obligations may be classified as Level 1 if quoted prices in an active market are available.

Mortgage-backed securities and asset-backed securities—Mortgage-backed securities (“MBSs”) and ABSs are valued based on recently executed prices. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. In the absence of market prices, MBSs and ABSs are valued as a function of cash flow models with observable market-based inputs (e.g. yield curves, spreads, prepayments and volatilities). MBSs and ABSs are categorized in Level 3 if significant inputs are unobservable, otherwise they are categorized in Level 2 of the fair value hierarchy.

State and municipal bonds—The fair value of state and municipal bonds is estimated using recently executed transactions, market price quotations and pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. These bonds are generally categorized in Level 2 of the fair value hierarchy; in instances where significant inputs are unobservable, they are categorized in Level 3.

Investments Held-To-Maturity

The fair value of investments held-to-maturity is obtained using recently executed transactions or market price quotations where observable. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. When observable price quotations are not available, fair value is determined based on internal cash flow models with yield curves and bond spreads of comparable entities as key inputs.

Other Investments

Other investments include MBIA Corp.’s interest in equity securities (including exchange-traded closed-end funds), money market mutual funds and perpetual securities. Fair value of other investments is determined by using quoted prices, live trades, or valuation models that use market-based and observable inputs. Other investments are categorized in Level 1, Level 2 or Level 3 of the fair value hierarchy.

Other investments also include premium tax credit investments that are carried at amortized cost. The carrying value of these investments approximates fair value.

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate their fair values as they are short-term in nature.

Securities Purchased Under Agreements to Resell

The fair value of securities purchased under agreements to resell are determined based on the underlying securities received or cash loans that back the repurchase agreements depending on the observability of significant inputs, are categorized in Level 2 or 3 of the fair value hierarchy.

Note Receivable

The note receivable represents a non-recourse loan secured by collateral pledged by the counterparty to the note receivable. The fair value of the note receivable is calculated as the most recent appraised value of the underlying collateral pledged against the note receivable. The appraisal was performed by an independent third party during the current year.

Variable Interest Entity Notes

The fair value of variable interest entity notes is obtained using recently executed transactions or market price quotations where observable. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. When observable price quotations are not available, fair value is determined based on internal cash flow models of the underlying collateral with yield curves and bond spreads of comparable entities as key inputs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Securities Sold Under Agreements to Repurchase

The fair value of securities sold under agreements to repurchase are determined based on the underlying securities that back the repurchase agreements and depending on the observability of significant inputs, are categorized in Level 2 or 3 of the fair value hierarchy.

Long-term Debt

Long-term debt consists of surplus notes and a Federal Reserve term asset-backed securities loan facility (“TALF”). The fair value of the surplus notes and TALF is estimated based on quoted market prices for the same or similar securities.

Derivatives

The derivative contracts that MBIA Corp. insures cannot be legally traded and generally do not have observable market prices. In the cases with no active price quote, MBIA Corp. uses a combination of internal and third-party models to estimate the fair value of these contracts. Most insured CDSs are valued using an enhanced Binomial Expansion Technique (“BET”) model (originally developed by Moody’s). Significant inputs include collateral spreads, diversity scores and recovery rates. For a limited number of other insured derivatives, MBIA Corp. uses industry standard models as well as proprietary models such as Black-Scholes option models and dual-default models, depending on the type and structure of the contract. The valuation of these derivatives includes the impact of MBIA Corp.’s credit standing and the credit standing of its reinsurers. All of these derivatives are categorized as Level 3 of the fair value hierarchy as a significant percentage of their value is derived from unobservable inputs. For insured swaps (other than CDSs), MBIA Corp. uses internally and vendor developed models with market-based inputs (e.g. interest rate, foreign exchange rate, spreads), and are classified as Level 2 within the fair value hierarchy.

Insured Derivatives

The majority of MBIA Corp.’s derivative exposure is in the form of credit derivative instruments insured by MBIA Corp. Prior to 2008, MBIA Corp. insured CDSs entered into by LaCrosse Financial Products LLC (“LaCrosse”), an entity that is consolidated into MBIA Corp.’s financial statements under the criteria for variable interest entities. In February 2008, MBIA Corp. ceased insuring such derivative instruments except in transactions reducing its existing insured derivative exposure.

In most cases, MBIA Corp.’s insured credit derivatives are measured at fair value as they do not qualify for the financial guarantee scope exception. Because MBIA Corp.’s insured derivatives are highly customized and there is generally no observable market for these derivatives, MBIA Corp. estimates their value in a hypothetical market based on internal and third-party models simulating what a bond insurer would charge to guarantee the transaction at the measurement date. This pricing would be based on expected loss of the exposure calculated using the value of the underlying collateral within the transaction structure. The fair values of insured derivatives recorded on MBIA Corp.’s balance sheet are principally related to MBIA Corp.’s insured credit derivatives exposure.

Description of MBIA Corp.’s Insured Credit Derivatives

As of September 30, 2009, MBIA Corp. had $124.8 of net par outstanding on insured derivatives. The majority of MBIA Corp.’s insured credit derivatives reference structured pools of cash securities and CDSs. MBIA Corp. generally insured the most senior liabilities of such transactions, and at transaction closing MBIA Corp.’s exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies (referred to as “Super Triple-A” exposure). The collateral backing MBIA Corp.’s insured derivatives was cash securities and CDSs referencing primarily corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, commercial real estate (“CRE”) loans, and CDO securities. As of September 30, 2009, the net par outstanding of such transactions totaled $110.3 billion. The remaining $14.5 billion of net par outstanding on insured credit derivatives as of September 30, 2009 primarily related to insured interest rate and inflation-linked swaps for which MBIA Corp. has insured counterparty credit risk.

Most of MBIA Corp.’s insured CDS contracts require that MBIA Corp. make payments for losses of the principal outstanding under the contracts when losses on the underlying referenced collateral exceed a predetermined deductible. MBIA Corp.’s net par outstanding and maximum payment obligation under these contracts as of September 30, 2009 was $81.5 billion. The underlying referenced collateral for contracts executed in this manner largely consist of investment grade corporate debt, structured commercial mortgage-backed securities (“CMBS”) pools and, to a lesser extent, corporate and multi-sector CDOs (in CDO-squared transactions). As of September 30, 2009, MBIA Corp. also had $28.8 billion net par outstanding on insured CDS contracts that require MBIA Corp. to make timely interest and ultimate principal payments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

MBIA Corp. also has guarantees under principal protection fund programs, which are also accounted for as derivatives. Under these programs MBIA Corp. guaranteed the return of principal to investors and is protected by a daily portfolio rebalancing obligation that is designed to minimize the risk of loss to MBIA Corp. As of September 30, 2009, the maximum amount of future payments that MBIA Corp. would be required to make under these guarantees was $25 million, but MBIA Corp. has not made any payments to date relating to these guarantees. The unrealized gains (losses) on these derivatives for the years ended 2007 and 2008 and the nine months ended September 30, 2009 were zero, reflecting the extremely remote likelihood that MBIA Corp. will incur a loss.

Changes in fair value of the insured derivatives are recorded in “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components; (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) net premiums received and receivable on written CDS contracts, (ii) net premiums paid and payable to reinsurers in respect of CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or commutation agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the derivative contracts.

Considerations Regarding an Observable Market for MBIA Corp.’s Insured Derivatives

In determining fair value, MBIA Corp.’s valuation approach uses observable market prices if available and reliable. Market prices are generally available for traded securities and market standard CDSs but are less available or accurate for highly customized CDSs. Most of the derivative contracts MBIA Corp. insures are the latter as they are non-traded structured credit derivative transactions. In contrast, typical market CDSs are standardized, liquid instruments that reference tradable securities such as corporate bonds that themselves have observable prices. These market standard CDSs also involve collateral posting, and upon a default of the underlying reference obligation, can be settled in cash.

MBIA Corp.’s insured CDS contracts do not contain typical CDS market standard features as they have been designed to replicate MBIA Corp.’s financial guarantee insurance policies. At inception of the transactions, MBIA Corp.’s insured CDS instruments provided protection on pools of securities or CDSs with either a stated deductible or subordination beneath the MBIA Corp.-insured tranche. MBIA Corp. is not required to post collateral in any circumstances. Payment by MBIA Corp. under an insured CDS is due after the aggregate amount of losses on the underlying reference obligations, based on actual losses as determined pursuant to the settlement procedure in each transaction, exceed the deductible or subordination in the transaction. Once such losses exceed the deductible or the subordination, MBIA Corp. is obligated to pay the losses, net of recoveries, if any, on any subsequent reference obligations that default. Some contracts also provide for further deferrals of payment at MBIA Corp.’s option. In the event of MBIA Corp.’s failure to pay a claim under the insured CDS or the insolvency of MBIA Corp., the insured CDS contract provides that the counterparty can terminate the CDS and make a claim for the amount due, which would be based on the fair value of the insured CDS at such time. An additional difference between MBIA Corp.’s CDS and typical market standard contracts is that MBIA Corp.’s contract, like its financial guarantee contracts, cannot be accelerated by the counterparty in the ordinary course of business. Similar to MBIA Corp.’s financial guarantee insurance, all insured CDS policies are unconditional and irrevocable and MBIA Corp.’s obligations thereunder cannot be transferred unless the transferees are also licensed to write financial guarantee insurance policies. Note that since insured CDS contracts are accounted for as derivatives under accounting guidance for derivative instruments and hedging activities, MBIA Corp. did not defer the charges associated with underwriting the CDS policies and they were expensed at origination.

MBIA Corp.’s payment obligations are structured to prevent large one-time claims upon an event of default of underlying reference obligations and to allow for payments over time (i.e. “pay-as-you-go” basis) or at final maturity. However, the size of payments will ultimately depend on the timing and magnitude of losses. There are three types of payment provisions:

(i)	timely interest and ultimate principal;

(ii)	ultimate principal only at final maturity; and

(iii)	payments upon settlement of individual referenced collateral losses in excess of policy-specific deductibles and subordination. The deductible or loss threshold is the amount of losses experienced with respect to the underlying or referenced collateral that would be required to occur before a claim against an MBIA Corp. insurance policy can be made.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

All of the contracts with settlement based on ultimate principal only at final maturity have been terminated under the terms of the agreements. MBIA Corp. had transferred some of the risk of loss on insured CDS transactions using reinsurance to other financial guarantee insurance and reinsurance companies. The fair value of the transfer under the reinsurance contract with the reinsurers is accounted for as a derivative asset. These derivative assets are valued consistently with MBIA Corp.’s valuation policies.

Valuation Modeling of MBIA-Insured Derivatives

As a result of the significant differences between market standard CDS contracts and the CDS contracts insured by MBIA Corp., MBIA Corp. believes there are no relevant third-party exit value market observations for its insured structured credit derivative contracts and, therefore, no principal market as described in the guidance on fair value measurements and disclosures. In the absence of a principal market, MBIA Corp. values these insured credit derivatives in a hypothetical market where market participants are assumed to be other comparably-rated primary financial guarantors. Since there are no observable transactions in the financial guarantee market that could be used to value MBIA Corp.’s transactions, MBIA Corp. generally uses internal and third-party models, depending on the type and structure of the contract, to estimate the fair value of its insured derivatives.

MBIA Corp.’s primary model for insured CDSs simulates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination. This approach assumes that bond insurers would be willing to accept these contracts from MBIA Corp. at a price equal to what they could issue them for in the current market. While the premium charged by financial guarantors is not a direct input into MBIA Corp.’s model, the model estimates such premium and this premium increases as the probability of loss increases, driven by various factors including rising credit spreads, negative credit migration, lower recovery rates, lower diversity score and erosion of deductible or subordination.

A. Valuation Models Used

Approximately 63% of the balance sheet fair value of insured credit derivatives as of September 30, 2009 is valued using the BET model, which is a probabilistic approach to calculating expected loss on MBIA Corp.’s exposure based on market variables for underlying referenced collateral. During the third quarter of 2009, MBIA Corp. changed the model it used to estimate the fair value of most of its insured multi-sector CDOs. Previous to the third quarter of 2009, these transactions were valued using the BET model. Beginning with the third quarter of 2009, MBIA Corp. valued these transactions using an internally-developed valuation model, referred to as the Direct Price Model. Approximately 37% of the balance sheet fair value of insured credit derivatives as of September 30, 2009 is valued using the Direct Price Model. As a result of the change in model, the fair value of MBIA Corp.’s liability for insured derivatives as of September 30, 2009 was $390 million lower compared to what it would have been using the BET model.

There were four factors that led to the development of the Direct Price Model. (1) Market spreads for RMBS and ABS CDO collateral were no longer available. RMBS and ABS CDO collateral comprised the majority of the collateral for the multi-sector CDOs that were transitioned to a new marking model. Although market prices were available for the collateral, the BET model requires a spread input and the conversion from price to spread can be subjective for securities that trade substantially below par, which was the case for most of the collateral in these transactions. (2) The BET model contemplates a multi-tranche structure and allocates potential losses to each tranche. Many of the multi-sector CDOs insured by MBIA Corp. have experienced collateral erosion to the extent that there is no market value to the subordinated tranches. As a result this key feature of the BET model is no longer relevant. (3) The BET model requires a recovery rate assumption. This is not readily observable on all the collateral. As the market-implied probability of default of collateral has increased the recovery rate assumption has become increasingly important, which has gradually increased the relative importance in the model of internal assumptions as opposed to observable market inputs. (4) For all insured transactions that have been transitioned to a new model MBIA Corp. has an option to defer losses on principal to the legal final maturity, which is typically decades in the future. As a result of increased actual and market-implied future potential losses, as well as the significant widening of CDS spreads for MBIA Corp., the value of this deferral option has increased. It currently has a very significant effect on the estimated fair value of MBIA Corp.’s guaranty so it was appropriate to use a model that explicitly valued that deferral option.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

B. Description of the BET Model

1. Valuation Model Overview

There are three steps within BET modeling to arrive at fair value for a structured transaction: pool loss estimation, loss allocation to separate tranches of the capital structure and calculation of the change in value.

•	The pool loss estimation is calculated by reference to the following (described in further detail under “Model Inputs” below):

•	credit spreads of the underlying collateral. This is based on actual spreads or spreads on similar collateral with similar ratings, or in some cases is benchmarked,

•	diversity score of the collateral pool as an indication of correlation of collateral defaults, and

•	recovery rate for all defaulted collateral.

•	Losses are allocated to specific tranches of the transaction according to their subordination level within the capital structure.

•

For example, if the expected total collateral pool loss is 4% and the transaction has an equity tranche and three progressively more senior C, B, and A tranches with corresponding underlying subordination levels of 0%, 3%, 5% and 10%, then the 4% loss will have the greatest impact on the equity tranche. It will have a lower, but significant impact on the C tranche and a lesser impact on the B tranche. MBIA Corp. usually insures the most senior triple-A tranche with lowest exposure to collateral losses due to the underlying subordination provided by all junior tranches.

•

At any point in time, the unrealized gain or loss on a transaction is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the model worth noting are listed below:

•	Default probability is determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Defaults are modeled spaced out evenly over time.

•	Collateral is generally considered on an average basis rather than being modeled separately.

•

Correlation is modeled using a diversity score, which is calculated based on rules regarding industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

2. Model Strengths and Weaknesses

The primary strengths of this CDS valuation model are:

1)	The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, weighted average life, level of deductible or subordination and composition of collateral.

2)	The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented both by Moody’s and by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model. MBIA Corp. has also developed a hierarchy for usage of various market-based spread inputs that reduces the level of subjectivity, especially during periods of high illiquidity.

3)	The model uses market inputs with the most relevant being credit spreads for underlying referenced collateral, assumed recovery rates specific to the type and rating of referenced collateral, and the diversity score of the entire collateral pool. These are key parameters affecting the fair value of the transaction and all inputs are market-based whenever available and reliable.

The primary weaknesses of this CDS valuation model are:

1)	There is no market in which to test and verify the fair values generated by MBIA Corp.’s model, and at September 30, 2009, the model inputs were also either unobservable or highly illiquid, adversely impacting their reliability.

2)	There are diverse approaches to estimating fair value of such transactions among other financial guarantee insurance companies.

3)	The BET model requires an input for collateral spreads. However, some securities are quoted only in price terms. For securities that trade substantially below par, the conversion from price to spread can be highly subjective.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

4)	Results may be affected by averaging of spreads and use of a single diversity factor, rather than using specific spreads for each piece of underlying collateral and collateral-specific correlation assumptions. While more specific data could improve the reliability of the results, it is not currently available and neither is a model that could produce more reliable results in the absence of that data.

3. BET Model Inputs

Specific detail regarding these model inputs are listed below:

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g. dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads, including in some cases, assumed relationships between the two spreads. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life, when pricing information is available and spread information is not.

The actual calculation of pool average spread varies depending on whether MBIA Corp. is able to use collateral-specific credit spreads or generic spreads as an input.

•

If collateral-specific spreads are available, the spread for each individual piece of collateral is identified and a weighted average is calculated by weighting each spread by the corresponding par exposure.

•

If collateral-specific credit spreads are not available, MBIA Corp. uses generic spread tables based on asset class and average rating of the collateral pool. Average credit rating for the collateral is calculated from the weighted average rating factor (“WARF”) for the collateral portfolio and then mapped to an appropriate spread. WARF is based on a 10,000 point scale designed by Moody’s where lower numbers indicate better credit quality. Ratings are not spaced equally on this scale because the marginal difference in default probability at higher rating quality is much less than at lower rating levels. MBIA Corp. obtains WARF from the most recent trustee’s report or MBIA Corp. calculates it based on the collateral credit ratings. For a WARF calculation, MBIA Corp. identifies the credit ratings of all collateral (using, in order of preference as available, Moody’s, S&P or Fitch ratings), then converts those credit ratings into a rating factor on the WARF scale, averages those factors (weighted by par) to create a portfolio WARF, and then maps the portfolio WARF back into an average credit rating for the pool. MBIA Corp. then applies this pool rating to a market spread table or index appropriate for the collateral type to determine the generic spread for the pool, which becomes the market-implied default input into the BET model.

•	If there is a high dispersion of ratings within a collateral pool, the collateral is segmented into different rating buckets and each bucket is used in calculating the overall average.

•

When spreads are not available on either a collateral-specific basis or ratings-based generic basis, MBIA Corp. uses its hierarchy of spread sources (discussed below) to identify the most appropriate spread for that asset class to be used in the model.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative. Cash spreads reflect trading activity in funded fixed-income instruments while CDS spreads reflect trading levels for non-funded derivative instruments. While both markets are driven partly by an assessment of the credit quality of the referenced security, there are factors which create significant differences, such as CDS spreads can be driven by speculative activity since the CDS market facilitates both long and short positions without ownership of the underlying security, allowing for significant leverage.

Spread Hierarchy:

1)	Actual collateral-specific credit spreads. If up-to-date and reliable market-based spreads are available, they are used.

2)	Sector-specific spreads (JP Morgan and Banc of America Securities-Merrill Lynch (“BAS-ML”) spread tables by asset class and rating).

3)	Corporate spreads (Bloomberg and Risk Metrics spread tables based on rating).

4)	Benchmark from most relevant spread source (for example, if no specific spreads are available and corporate spreads are not directly relevant, an assumed relationship is used between corporate spreads or sector-specific spreads and collateral spreads). Benchmarking can also be based on a combination of market spread data and fundamental credit assumptions.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

For example, if current market-based spreads are not available, then MBIA Corp. applies either sector-specific spreads from spread tables provided by dealers or corporate cash spread tables. The sector-specific spread applied depends on the nature of the underlying collateral. Transactions with corporate collateral use the corporate spread table. Transactions with asset-backed collateral use one or more of the dealer asset-backed tables. If there are no observable market spreads for the specific collateral, and sector-specific and corporate spread tables are not appropriate to estimate the spread for a specific type of collateral, MBIA Corp. uses the fourth alternative in its hierarchy. An example is tranched corporate collateral, where MBIA Corp. applies corporate spreads as an input with an adjustment for its tranched exposure.

As of September 30, 2009, actual collateral credit spreads were used in one transaction. Sector-specific spreads were used in 12% of the transactions. Corporate spreads were used in 29% of the transactions and spreads benchmarked from the most relevant spread source (number 4 above) were used for 58% of the transactions. When determining the percentages above, there were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy. For example, for some transactions MBIA Corp. used actual collateral-specific credit spreads (number 1 above) in combination with a calculated spread based on an assumed relationship (number 4 above). In those cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source (number 4 above) even though the majority of the average spread was from actual collateral-specific spreads. The spread source can also be identified by whether or not it is based on collateral WARF. No Level 1 spreads are based on WARF, all Level 2 and 3 spreads are based on WARF and some Level 4 spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spread was used for 72% of the transactions.

Over time the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable, or the most appropriate. It is always MBIA Corp.’s objective to move to higher levels on the hierarchy, but MBIA Corp. sometimes moves to lower priority inputs because of discontinued data sources or because MBIA Corp. considers higher priority inputs no longer representative of market spreads. This occurs when transaction volume changes such that a previously used spread index is no longer viewed to reflect current market levels, as was the case for CMBS collateral in insured CDSs beginning in 2008. Refer to section “Input Adjustments for Insured CMBS Derivatives in the Current Market” below.

b. Diversity Scores

The diversity score is a measure to estimate the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. For example, if a portfolio of 100 assets had a diversity score of 50, this means that the 100 correlated assets are assumed to have the same loss distribution as 50 uncorrelated assets. A lower diversity score represents higher assumed correlation, increasing the chances of a large number of defaults, and thereby increasing the risk of loss in the senior tranche. A lower diversity score will generally have a negative impact on the valuation for MBIA Corp.’s senior tranche. The calculation methodology for a diversity score includes the extent to which a portfolio is diversified by industry or asset class, which is either calculated internally or reported by the trustee on a regular basis. Diversity scores are calculated at transaction origination, and adjusted as the collateral pool changes over time. MBIA Corp.’s internal modeling of the diversity score is based on Moody’s methodology but uses MBIA Corp.’s internal assumptions on default correlation, including variables such as collateral rating and amount, asset type and remaining life.

c. Recovery Rate

The recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data. In the first nine months of 2009, MBIA Corp. lowered recovery rates for CMBS collateral, certain RMBS collateral, and certain collateralized loan obligation (“CLO”) collateral. The recovery rates for CLO collateral were lowered in the third quarter of 2009, which increased MBIA Corp.’s liability by $51 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

d. Input Adjustments for Insured CMBS Derivatives in the Current Market

History of Input Adjustments

Approximately $44.5 billion gross par of MBIA Corp.’s insured derivative transactions as of September 30, 2009 include substantial amounts of CMBS and commercial mortgage collateral. Prior to 2008, MBIA Corp. had used spreads drawn from CMBX indices and CMBS spread tables as pricing input on the underlying referenced collateral in these transactions. In 2008, as the financial markets became illiquid, MBIA Corp. saw a significant disconnect between cumulative loss expectations of market analysts on underlying commercial mortgages, which were based on the continuation of low default and loss rates, and loss expectations implied by the CMBX indices and CMBS spread tables. CMBS collateral in MBIA Corp.’s insured credit derivatives has performed in line with the market.

In addition, due to financial market uncertainty since last year, transaction volume in CMBS and trading activity in the CMBX were both dramatically lower than in prior periods. MBIA Corp. also considered that the implied loss rates within the CMBX index were much higher than that forecast by fundamental researchers and MBIA Corp.’s internal analysis. As a result of these issues, MBIA Corp. concluded that the CMBX indices and the CMBS spread tables were unreliable model inputs for the purpose of estimating fair value in MBIA Corp.’s hypothetical market among monoline insurers.

As a result, in the first quarter of 2008, MBIA Corp. modified the spread used for these transactions to reflect a combination of market spread pricing and third-party fundamental analysis of CMBS credit. MBIA Corp.’s revised spread input was a CMBX index analog that combines expectations for CMBS credit performance (as forecasted by the average of three investment banks’ research departments) together with the illiquidity premium implied by the CMBX indices. The illiquidity premium MBIA Corp. used was the senior triple-A tranche spread of the CMBX index that matches the origination vintage of collateral in each transaction. For example, collateral originated in the second half of 2006 used the triple-A tranche spread of the CMBX series 1 as the illiquidity premium. The sum of the illiquidity premium plus the derived credit spread based on the average cumulative net loss estimates of three investment bank’s research department was used as a CMBX analog index.

In the third quarter of 2009, MBIA Corp. reassessed the reasonableness of CMBX inputs. CMBX levels are now quoted in price terms instead of spread. It was observed that trading activity in CMBX indices is more liquid than in recent quarters. There has been some convergence between the loss rates implied by the CMBX indices and that of fundamental analysts. During fundamental assessments of the loss rates for CMBS increased and MBIA Corp. concluded that it was again appropriate and reasonable to use CMBX as an input for the BET model.

Current CMBX Input Adjustment

Since CMBX is now quoted in price terms and the BET model requires a spread input, it is necessary to convert CMBX prices to spreads. To do this, MBIA Corp. assumed that a portion of the CMBX price reflected market illiquidity. MBIA Corp. assumed this illiquidity component was the difference between par and the price of the highest priced CMBX triple-A series. At the end of the third quarter of 2009 the highest priced triple-A CMBX index was series 1 and its price was $91.66 corresponding to an illiquidity premium of 8.34%. MBIA Corp. assumed that the price of each CMBX index has two components: an illiquidity component and a loss component. So the market implied losses were assumed to be the difference of par less the liquidity adjusted price. These loss estimates were converted to spreads using an internal estimate for duration. The illiquidity premium was also converted to spreads using the same approach and the CBMX spread was calculated as the sum of those two numbers.

As a result of this change in input spreads for CMBS, the fair value of MBIA Corp.’s liability for insured derivatives as of September 30, 2009 increased by $591 million compared to what it would have been had MBIA Corp. used the same CMBS input approach that was used in the second quarter of 2009.

During the third quarter of 2009, MBIA Corp. modified its inputs for RMBS collateral in insured CDO squared transactions because an appropriate source was no longer available for RMBS collateral spreads. Previously, spread levels were provided by securities firms, however, these firms no longer provide this information. As a result, MBIA Corp. assumed that all RMBS collateral defaulted and there was a recovery based on the current recovery rate assumption. This modification increased the derivative liability for insured derivatives by $103 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

e. Nonperformance Risk

In compliance with the requirements of fair value measurements, MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk and the nonperformance risk of its reinsurers. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET model at discount rates which include MBIA Corp.’s and the reinsurers’ CDS spreads (or an estimate if there is not a traded CDS contract referencing a reinsurer) at September 30, 2009. Prior to the second quarter of 2009, MBIA Corp. used the 5-year CDS spread on MBIA Corp. to calculate nonperformance risk. This assumption was compatible with the average life of the CDS portfolio, which was approximately 5 years. In the second quarter, MBIA Corp. has refined this approach to include a full term structure for CDS spreads. Under the refined approach, the CDS spreads assigned to each deal is based on the weighted average life of the deal.

Beginning in the first quarter of 2009, MBIA Corp. limited the effective spread on CDS on MBIA Corp. so that the derivative liability, after giving effect to nonperformance risk, could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

Prior to the third quarter of 2008, MBIA Corp. did not apply nonperformance risk to the excess (if any) of insured par over the par value of remaining collateral (such excess referred to as “burn-through”) within CDS transactions. Most obligations insured by MBIA Corp. do not have burn-through, however, an increasing number of multi-sector CDOs insured by MBIA Corp. had developed burn-through. As a result, in the third quarter of 2008 MBIA Corp. began applying its nonperformance calculation to burn-through, which resulted in a reduction of the fair value of its derivative liability by $683 million. Most of the insured transactions with burn-through are now valued using the Direct Price Model.

C. Description of Direct Price Model

1. Valuation Model Overview

The Direct Price Model was developed internally to address weaknesses in MBIA Corp.’s BET model specific to valuing insured multi-sector CDOs, as previously discussed. There are three steps in the model. First, market prices are obtained or estimated for all collateral within a transaction. Second, the present value of the market-implied potential losses is calculated for the transaction, assuming that MBIA Corp. defers all principal losses to the legal final maturity. This is determined by the contractual terms of each agreement and interest rates. Third, the impact of nonperformance risk is calculated.

2. Model Strengths and Weaknesses

The primary strengths of the Direct Price Model are:

1)	The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, legal final maturity, level of deductible or subordination (if any) and composition of collateral.

2)	The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model.

3)	The model uses market inputs for each transaction with the most relevant being market prices for collateral, MBIA Corp.’s CDS and derivative recovery rate level and interest rates. Most of the market inputs are observable.

The primary weaknesses of the Direct Price Model are:

1)	There is no market in which to test and verify the fair values generated by MBIA Corp.’s model.

2)	There are diverse approaches to estimating fair value of similar transactions among other financial guarantee insurance companies.

3)	The model does not take into account potential future volatility of collateral prices. When the market value of collateral is substantially lower than insured par and there is no or little subordination left in a transaction, which is the case for most of the transactions marked with this model, MBIA Corp. believes this assumption still allows a reasonable estimate of fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

3. Model Inputs

a.	Collateral prices

MBIA Corp. was able to obtain broker quotes for the majority of the collateral. For any collateral not directly priced, a matrix pricing grid was used based on security type and rating. For each security that was not directly priced, an average was used based on securities with the same rating and security type categories.

b.	Interest rates

The present value of the market-implied potential losses was calculated, assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculated potential interest payments in each period and the potential principal loss at the legal final. These cash flows were discounted using the libor flat swap curve.

c.	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET model. Due to the current level of MBIA Corp. CDS rates and the long tenor of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

D. Overall Model Results

In the current environment the most significant driver of fair value is nonperformance risk. In aggregate, the nonperformance calculation results in a pre-tax derivative liability which is $15.9 billion lower than the liability that would have been estimated if MBIA Corp. did not include nonperformance risk in its valuation. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

MBIA Corp. reviews the model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads are observable for similar transactions, those spreads are an integral part of the analysis. For example, new insured transactions that resemble existing (previously insured) transactions would be considered, as would negotiate settlements of existing transactions. However, this data has been scarce or non-existent in recent periods. As a result, MBIA Corp.’s recent reviews have focused more on internal consistency and relativity, as well as the reasonableness of modeled results given current market conditions.

MBIA Corp. believes that it is important to apply its valuation techniques consistently. However, MBIA Corp. may consider making changes in the valuation technique if the change results in a measurement that is equally or more representative of fair value under current circumstances.

Financial Guarantees

Gross Financial Guarantees—MBIA Corp. estimates the fair value of its gross financial guarantee liability using a discounted cash flow model with significant inputs that include (i) an assumption of expected loss on financial guarantee policies for which case basis reserves have not been established, (ii) the amount of loss expected on financial guarantee policies for which case basis reserves have been established, (iii) the cost of capital reserves required to support the financial guarantee liability, and (iv) the discount rate. The MBIA Corp. CDS spread and recovery rate are used as the discount rate and incorporates the nonperformance risk of MBIA Corp. The discount rates incorporate the nonperformance risk of MBIA Corp. As MBIA Corp.’s gross financial guarantee liability represents its obligation to pay claims under its insurance policies, MBIA Corp.’s calculation of fair value does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of MBIA Corp.’s gross financial guarantee liability consists of deferred premium revenue and loss and LAE reserves as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees—MBIA Corp. estimates the fair value of its ceded financial guarantee liability by calculating the portion of the gross financial guarantee liability that has been ceded to reinsurers. The carrying value of ceded financial guarantee liability consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Fair Value Measurements

The following fair value hierarchy tables present information about MBIA Corp.’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of September 30, 2009 and December 31, 2008:

	Fair Value Measurements at Reporting Date Using			Balance as of September 30, 2009
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$135	$2	$-	$137
Foreign governments	345	152	72	569
Corporate obligations	-	84	81	165
Mortgage-backed securities
Residential mortgage-backed agency	-	17	-	17
Residential mortgage-backed non-agency	-	168	154	322
Commercial mortgage-backed	-	2	10	12
Asset-backed securities
Collateralized debt obligations	-	-	39	39
Other asset-backed	-	264	280	544

Total	480	689	636	1,805
State and municipal bonds:
Tax-exempt bonds	-	62	64	126

Total state and municipal bonds	-	62	64	126

Total fixed-maturity investments	480	751	700	1,931
Other investments:
Perpetual preferred securities	-	-	-	-
Other investments	8	123	-	131
Money market securities	943	-	-	943

Total other investments	951	123	-	1,074
Derivative assets	-	13	720	733

Total assets	$1,431	$887	$1,420	$3,738

Liabilities:
Derivative liabilities	$-	$35	$4,945	$4,980

Total liabilities	$-	$35	$4,945	$4,980

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2008
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$538	$25	$-	$563
Foreign governments	369	292	104	765
Corporate obligations	-	1,081	119	1,200
Mortgage-backed securities
Residential mortgage-backed agency	-	1,188	-	1,188
Residential mortgage-backed non-agency	-	73	229	302
Commercial mortgage-backed	-	16	5	21
Asset-backed securities
Collateralized debt obligations	-	-	51	51
Other asset-backed	-	11	403	414

Total	907	2,686	911	4,504
State and municipal bonds:
Tax-exempt bonds	-	3,011	49	3,060
Taxable bonds	-	81	-	81

Total state and municipal bonds	-	3,092	49	3,141
Total fixed-maturity investments	907	5,778	960	7,645
Other investments:
Perpetual preferred securities	-	1	-	1
Other investments	17	24	-	41
Money market securities	985	-	-	985

Total other investments	1,002	25	-	1,027
Securities purchased under agreements to resell	-	2,795	549	3,344
Derivative assets	-	-	747	747

Total assets	$1,909	$8,598	$2,256	$12,763

Liabilities:
Securities sold with agreements to repurchase	$-	$795	$549	$1,344
Derivative liabilities	-	4	6,215	6,219

Total liabilities	$-	$799	$6,764	$7,563

Level 3 Analysis

Level 3 assets were $1.4 billion and $2.3 billion as of September 30, 2009 and December 31, 2008, respectively, and represented 38% and 18%, respectively, of total assets measured at fair value, respectively. Level 3 liabilities were $5.0 billion and $6.8 billion as of September 30, 2009 and December 31, 2008, respectively, and represented 99% and 89%, respectively, of total liabilities measured at fair value, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the three months ended September 30, 2009 and 2008:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2009

In millions	Balance, Beginning of Interim Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held at September 30, 2009
Assets:
Foreign governments	$70	$-	$-	$-	$1	$1	$-	$72	$-
Corporate obligations	83	-	-	25	-	(27)	-	81	-
Residential mortgage-backed non-agency	135	-	-	20	-	-	(1)	154	-
Commercial mortgage-backed	8	-	-	2	-	-	-	10	-
Collateralized debt obligations	30	-	-	9	-	-	-	39	-
Other asset-backed	232	-	-	21	-	50	(23)	280	-
State and municipal tax-exempt bonds	74	-	-	-	-	(10)	-	64	-

Total assets	$632	$-	$-	$77	$1	$14	$(24)	$700	$-

In millions	Balance, Beginning of Interim Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held at September 30, 2009
Liabilities:
Derivative contracts, net	$3,416	$-	$869	$-	$-	$(60)	$-	$4,225	$869

Total liabilities	$3,416	$-	$869	$-	$-	$(60)	$-	$4,225	$869

(1) - Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2008

In millions	Balance, Beginning of Interim Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held at September 30, 2008
Assets:
Foreign governments	$73	$-	$-	$(4)	$(4)	$17	$-	$82	$-
Corporate obligations	146	-	-	(3)	-	(10)	3	136	-
Commercial mortgage-backed	8	-	-	-	-	3	-	11	-
Other asset-backed	10	-	-	-	-	19	-	29	-
State and municipal tax-exempt bonds	-	-	-	-	-	22	-	22	-

Total assets	$237	$-	$-	$(7)	$(4)	$51	$3	$280	$-

In millions	Balance, Beginning of Interim Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held at September 30, 2008
Liabilities:
Derivative contracts, net	$3,902	$(34)	$(104)	$-	$-	$33	$-	$3,797	$104

Total liabilities	$3,902	$(34)	$(104)	$-	$-	$33	$-	$3,797	$104

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $0 and $24 million, respectively, for the three months ended September 30, 2009. Transfers out of Level 3 were principally for other asset-backed securities where inputs, which are significant to their valuation, became unobservable during the quarter. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. For the three months ended September 30, 2009, the net unrealized loss related to the transfers into Level 3 was $0 and the net unrealized loss related to the transfers out of Level 3 was $19 thousand.

Transfers into and out of Level 3 were $8 million and $5 million, respectively, for the three months ended September 30, 2008. These transfers were principally for available-for-sale securities where inputs, which are significant to their valuation, became unobservable or observable during the quarter. These inputs included spreads, prepayment speeds, yield curves observable at commonly quoted intervals, and market corroborated inputs. Corporate obligations comprised the majority of the transferred instruments. For the three months ended September 30, 2008, the net unrealized gain related to the transfers into Level 3 was $0 million and the net unrealized loss related to transfers out of Level 3 was $0 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the nine months ended September 30, 2009 and 2008:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2009

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held at September 30, 2009
Assets:
Foreign governments	$104	$-	$-	$(1)	$(1)	$(17)	$(13)	$72	$-
Corporate obligations	119	-	-	(8)	-	(17)	(13)	81	-
Residential mortgage-backed non-agency	229	-	-	(64)	-	9	(20)	154	-
Commercial mortgage-backed	5	-	-	5	-		-	10	-
Collateralized debt obligations	51	-	-	(12)	-	-	-	39	-
Other asset-backed	403	(9)	-	(158)	-	67	(23)	280	-
State and municipal tax-exempt bonds	49	-	-	(1)	-	16	-	64	-
Securities purchased under agreements to resell	549	-	-	-	-	(549)	-	-

Total assets	$1,509	$(9)	$-	$(239)	$(1)	$(491)	$(69)	$700	$-

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held at September 30, 2009
Liabilities:
Securities purchased under agreements to resell	$549	$-	$-	$-	$-	$(549)	$-	$-	$-
Derivative contracts, net	5,468	(31)	(1,162)	-	-	(30)	(20)	4,225	(922)

Total liabilities	$6,017	$(31)	$(1,162)	$-	$-	$(579)	$(20)	$4,225	$(922)

(1) - Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2008

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held at September 30, 2008
Assets:
Foreign governments	$37	$-	$-	$(5)	$(4)	$36	$18	$82	$-
Corporate obligations	164	-	-	(7)	-	(22)	1	136	-
Commercial mortgage-backed	59	1	-	(5)	-	53	(97)	11	-
Other asset-backed	12	-	-	(1)	-	18	-	29	-
State and municipal tax-exempt bonds	-	-	-	-	-	22	-	22	-

Total assets	$272	$1	$-	$(18)	$(4)	$107	$(78)	280	$-

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held at September 30, 2008
Liabilities:
Derivative contracts, net	$3,653	$(102)	$146	$-	$-	$100	$-	$3,797	$146

Total liabilities	$3,653	$(102)	$146	$-	$-	$100	$-	$3,797	$146

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $43 million and $132 million, respectively, for the nine months ended September 30, 2009. These transfers were principally for available-for-sale securities where inputs, which are significant to their valuation, became unobservable or observable during the period. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. Non-agency residential mortgage-backed, other asset-backed securities, foreign governments, corporate obligations and net derivative contracts comprised the majority of the transferred instruments. For the nine months ended September 30, 2009, the net unrealized loss related to the transfers into Level 3 was $0.1 million and the net unrealized gain related to the transfers out of Level 3 was $24 million.

Transfers into and out of Level 3 were $49 million and $127 million, respectively, for the nine months ended September 30, 2008. These transfers were principally for available-for-sale securities where inputs, which are significant to their valuation, became unobservable or observable during the period. These inputs included spreads, prepayment speeds, yield curves observable at commonly quoted intervals, and market corroborated inputs. Foreign governments and commercial mortgage-backed securities comprised the majority of the transferred instruments. For the nine months ended September 30, 2008, the net unrealized gain related to transfers into Level 3 was $1 million and the net unrealized gain related to the transfers out of Level 3 was $6 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the three months ended September 30, 2009 and 2008 are reported on the consolidated statements of operations as follows:

In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(869)	$-	$-

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held at September 30, 2009	$(869)	$-	$-

In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$104	$33	$1

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held at September 30, 2008	$104	$-	$-

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the nine months ended September 30, 2009 and 2008 are reported on the consolidated statements of operations as follows:

In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$1,162	$31	$-

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held at September 30, 2009	$922	$-	$-

In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(146)	$103	$-

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held at September 30, 2008	$(150)	$-	$-

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Investments

MBIA Corp.’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments primarily comprise equity investments, including those accounted for under the equity method in accordance with the equity method for investments in common stock and highly rated perpetual securities that bear interest and are callable by the issuer. The following tables present the amortized cost, fair value and other-than-temporary impairments of available-for-sale fixed-maturity and other investments included in the consolidated investment portfolio of MBIA Corp. as of September 30, 2009 and December 31, 2008:

	September 30, 2009
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$135	$2	$-	$137	$-
Foreign governments	541	28	-	569	-
Corporate obligations	165	6	(6)	165	-
Mortgage-backed securities
Residential mortgage-backed agency	16	1	-	17	-
Residential mortgage-backed non-agency	366	21	(65)	322	(69)
Commercial mortgage-backed	15	-	(3)	12	(1)
Asset-backed securities
Collateralized debt obligations	50	-	(11)	39	(15)
Other asset-backed	623	8	(87)	544	(85)

Total	1,911	66	(172)	1,805	(170)
State and municipal bonds:
Tax exempt bonds	124	4	(2)	126	-

Total state and municipal bonds	124	4	(2)	126	-

Total fixed-maturity investments	2,035	70	(174)	1,931	(170)

Other investments:
Other investments	8	-	-	8	-
Money market securities	943	-	-	943	-

Total other investments	951	-	-	951	-

Total available-for-sale investments	$2,986	$70	$(174)	$2,882	$(170)

(1)	Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	December 31, 2008
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$523	$40	$-	$563
Foreign governments	737	38	(10)	765
Corporate obligations	1,223	29	(52)	1,200
Mortgage-backed securities
Residential mortgage-backed agency	1,163	26	(1)	1,188
Residential mortgage-backed non-agency	303	8	(9)	302
Commercial mortgage-backed	25	-	(4)	21
Asset-backed securities
Collateralized debt obligations	418	-	-	418
Other asset-backed	52	-	(6)	46

Total	4,444	141	(82)	4,503
State and municipal bonds:
Tax exempt bonds	3,273	20	(233)	3,060
Taxable bonds	83	3	(5)	81

Total state and municipal bonds	3,356	23	(238)	3,141

Total fixed-maturity investments	7,800	164	(320)	7,644

Other investments:
Perpetual preferred securities	1	-	-	1
Other investments	45	-	(4)	41
Money market securities	985	-	-	985

Total other investments	1,031	-	(4)	1,027

Total available-for-sale investments	$8,831	$164	$(324)	$8,671

Fixed-maturity investments carried at fair value of $9 million and $14 million as of September 30, 2009 and December 31, 2008, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

MBIA Corp., through a consolidated VIE, held fixed-maturity securities for trading with a fair value of $123 million as of September 30, 2009. As of December 31, 2008 MBIA Corp. held no fixed-maturity securities for trading.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of September 30, 2009. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$279	$284
Due after one year through five years	381	402
Due after five years through ten years	138	144
Due after ten years through fifteen years	98	100
Due after fifteen years	69	67
Mortgage-backed	397	351
Asset-backed	673	583

Total fixed-maturity investments	$2,035	$1,931

Investments that are held-to-maturity are reported on MBIA Corp.’s balance sheet at amortized cost. These investments, which relate to MBIA Corp.’s consolidated VIEs, consist of floating and fixed rate securities. As of September 30, 2009, the amortized cost and fair value of held-to-maturity investments totaled $2.1 billion and $1.6 billion, respectively. There were no unrecognized gross gains and unrecognized gross losses were $523 million. As of December 31, 2008, the amortized cost and fair value of held-to-maturity investments totaled $1.2 billion. There were no unrecognized gross gains or unrecognized gross losses on these investments as amortized cost was equal to fair value. The following table presents the distribution of held-to-maturity investments by contractual maturity at amortized cost as of September 30, 2009:

In millions	Amortized Cost	Fair Value
Due in one year or less	$-	$-
Due after one year through five years	1	1
Due after five years through ten years	1	1
Due after ten years through fifteen years	-	-
Due after fifteen years	1,100	1,009
Mortgage-backed	92	92
Asset-backed	900	468

Total held-to-maturity investments	$2,094	$1,571

Included in the preceding tables are investments that have been insured by MBIA Corp. and National (“MBIA-Insured Investments”). As of September 30, 2009, MBIA-Insured Investments at fair value represented $252 million or 5% of MBIA Corp.’s total portfolio. Without giving effect to the MBIA guarantee of the MBIA-Insured Investments, the underlying ratings (those given to an investment without the benefit of MBIA Corp.’s guarantee) of the MBIA-Insured Investments as of September 30, 2009 are reflected in the following table. Amounts represent the fair value of such investments including the benefit of MBIA Corp.’s and National’s guarantee. The ratings in the following table are based on ratings from Moody’s. Alternate rating assigned by sources, such as S&P have been used for a small percentage of securities that are not rated by Moody’s. When an external underlying rating is not available, the underlying rating is based on MBIA Corp.’s best estimate of the rating of such investment.

In millions Underlying Ratings Scale	Fair Value
Aaa	$16
Aa	7
A	-
Baa	11
Below investment grade	218

Total	$252

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of September 30, 2009 and December 31, 2008 related to available-for-sale fixed-maturity and other investments. The tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	September 30, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
Foreign governments	$1	$-	$37	$-	$38	$-
Corporate obligations	68	(1)	35	(5)	103	(6)
Mortgage-backed securities
Residential mortgage-backed non-agency	221	(62)	19	(3)	240	(65)
Commercial mortgage-backed	3	(1)	7	(2)	10	(3)
Asset-backed securities
Collateralized debt obligations	39	(11)	-	-	39	(11)
Other asset-backed	212	(85)	20	(2)	232	(87)

Total	544	(160)	118	(12)	662	(172)
State and municipal bonds:
Tax exempt bonds	64	(2)	-	-	64	(2)

Total state and municipal bonds	64	(2)	-	-	64	(2)

Total	$608	$(162)	$118	$(12)	$726	$(174)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	December 31, 2008
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$5	$-	$-	$-	$5	$-
Foreign governments	85	(10)	1	-	86	(10)
Corporate obligations	500	(24)	160	(28)	660	(52)
Mortgage-backed securities
Residential mortgage-backed agency	54	-	101	(1)	155	(1)
Residential mortgage-backed non-agency	23	(5)	19	(4)	42	(9)
Commercial mortgage-backed	9	-	7	(4)	16	(4)
Asset-backed securities
Other asset-backed	18	(4)	8	(2)	26	(6)

Total	694	(43)	296	(39)	990	(82)
State and municipal bonds:
Tax exempt bonds	2,034	(225)	171	(8)	2,205	(233)
Taxable bonds	46	(5)	-	-	46	(5)

Total state and municipal bonds	2,080	(230)	171	(8)	2,251	(238)

Total fixed-maturity investments	2,774	(273)	467	(47)	3,241	(320)

Other investments	90	(4)	-	-	90	(4)

Total	$2,864	$(277)	$467	$(47)	$3,331	$(324)

The following table presents the gross unrealized losses of held-to-maturity investments as of September 30, 2009. There were no gross unrealized gains or losses for held-to-maturity investments as of December 31, 2008. Held-to-maturity investments are reported at amortized cost on MBIA Corp.’s balance sheet. The table segregates investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	September 30, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate obligations	$1,009	$(91)	$-	$-	$1,009	$(91)
Asset-backed	468	(432)	-	-	468	(432)

Total	$1,477	$(523)	$-	$-	$1,477	$(523)

As of September 30, 2009 and December 31, 2008, MBIA Corp.’s available-for-sale fixed-maturity, other investment and held-to-maturity portfolios’ gross unrealized losses totaled $697 million and $324 million, respectively. The weighted average contractual maturity of securities in an unrealized loss position as of September 30, 2009 and December 31, 2008 was 19 years and 31 years, respectively. As of September 30, 2009, there were 43 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $12 million. Within the 43 securities, the book value of 34 securities exceeded market value by more than 5%. As of December 31, 2008, there were 121 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $47 million. Within the 121 securities, the book value of 80 securities exceeded market value by more than 5%.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

MBIA Corp. has evaluated whether the unrealized losses in its investment portfolios were other than temporary considering the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, for the three months ended September 30, 2009, MBIA Corp. realized an other-than-temporary impairment of $50 million on a taxable fixed-maturity security. For the nine months ended September 30, 2009, MBIA Corp. realized other-than-temporary impairments of $91 million. MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell these securities and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources availability to its business other than sales of securities. It also considered the existence of any risk management or other plans as of September 30, 2009 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. will reevaluate the unrealized losses in its investment portfolios and determine whether an impairment loss should be realized in current earnings. Refer to “Note 7: Investment Income and Gains and Losses” for information on realized losses due to other-than-temporary impairments. Additionally, refer to “Note 2: Significant Accounting Policies” for a description of the process used by MBIA Corp. to determine other-than-temporary impairments.

Note 7: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s total investment income:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2009	2008	2009	2008
Fixed-maturity	$37	$124	$144	$383
Held-to-maturity	15	13	57	42
Short-term investments	0	9	7	26
Other investments	14	4	51	6

Gross investment income	66	150	259	457
Investment expenses	2	3	5	11

Net investment income	64	147	254	446
Fixed-maturity
Gains	25	37	49	86
Losses	(60)	(13)	(107)	(24)

Net	(35)	24	(58)	62
Other investments
Gains	0	0	2	1
Losses	-	(0)	(2)	(0)

Net	0	0	-	1
Other
Gains	1	2	1	5
Losses	(61)	-	(70)	-

Net	(60)	2	(69)	5
Total net realized gains (losses)(1)	(95)	26	(127)	68

Total investment income	$(31)	$173	$127	$514

(1) - Includes losses from other-than-temporary impairments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Net realized gains (losses) from fixed-maturity investments are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios in 2009 and 2008. For the three months ended September 30, 2009, net realized losses from fixed-maturity investments of $35 million was primarily due to an other-than-temporary impairment of $50 million on a VIE, an increase in market value of trading securities of $8 million and a net gain on sales of $4 million. For the nine months ended September 30, 2009, net realized losses from fixed-maturity investments of $58 million was primarily due to other-than-temporary impairments of $91 million related to MBIA Corp.’s VIEs, an increase in the fair value of trading securities of $8 million and a net gain on sales of $22 million.

For the three and nine months ended September 30, 2009, other net realized losses on other included impairments of $41 million related to a loan receivable within a consolidated VIE loan receivable and $19 million related to MBIA Corp.’s real estate.

As discussed in “Note 2: Significant Accounting Policies,” a portion of certain other-than-temporary impairment (“OTTI”) losses on fixed maturity securities are recognized in accumulated other comprehensive income (loss). The following table presents the amount of credit loss impairments on fixed maturity securities held by MBIA Corp. as of the dates indicated, for which a portion of the other-than-temporary impairment losses were recognized in accumulated other comprehensive income (loss), and the corresponding changes in such amounts.

Credit Losses Recognized in Earnings Related to OTTI	(in millions)
Balance, December 31, 2008	$-

Credit losses recognized in retained earnings related to the adoption of recently effective accounting principles(1)	-

Additions for credit loss impairments recognized in the current period on securities not previously impaired	57

Reductions for credit loss impairments previously recognized on securities sold during the period	-

Reductions for credit loss impairments previously recognized on securities impaired to fair value during the period(2)	-

Additions for credit loss impairments recognized in the current period on securities previously impaired	-

Reductions for increases in cash flows expected to be collected over the remaining life of the security	-

Balance, September 30, 2009	$57

(1) - Reflects the adoption of recently effective principles for recognition and presentation of other-than-temporary impairments, as described in “Note 3: Recent Accounting Pronouncements.”

(2) - Represents circumstances where MBIA Corp. determined in the current period that it intends to sell the security or it is more likely than not that it will be required to sell the security before recovery of the security’s amortized cost.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

For ABSs (e.g., RMBSs and CDOs), MBIA Corp. estimated expected future cash flows of each security by estimating the expected future cash flows of the underlying collateral and applying those collateral cash flows, together with any credit enhancements such as subordination interests owned by third parties, to the security. The expected future cash flows of the underlying collateral are determined using the remaining contractual cash flows adjusted for future expected credit losses (which considers current delinquencies and nonperforming assets, future expected default rates and collateral value by vintage and geographic region) and prepayments. The expected cash flows of the security are then discounted at the interest rate used to recognize interest income on the security to arrive at a present value amount. The following table presents a summary of the significant inputs considered in determining the measurement of the credit loss component recognized in earnings for each significant class of asset-backed securities for the three months ended September 30, 2009.

Asset-backed Securities
Expected size of losses(1):
Range(2)	10.57% to 40.17%
Weighted average(3)	28.91%

Current subordination levels(4):
Range(2)	0.00% to 76.82%
Weighted average(3)	14.33%

Prepayment speed (annual constant prepayment rates (“CPR”))(5):
Range(2)	3.00 to 15.00
Weighted average(3)	13.65

(1) - Represents future expected credit losses on impaired assets expressed as a percentage of total current outstanding balance.

(2) - Represents the range of inputs/assumptions based upon the individual securities within each category.

(3) - Calculated by weighting the relevant input/assumption for each individual security by current outstanding amortized cost basis of the security.

(4) - Represents current level of credit protection (subordination) for the securities, expressed as a percentage of total current underlying loan balance.

(5) - Values represent high and low points of lifetime vectors of CPR.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

In millions	September 30, 2009	December 31, 2008
Fixed-maturity:
Gains	$70	$164
Losses	(174)	(320)
Foreign exchange	(78)	(144)

Net	(182)	(300)
Other investments:
Gains	-	-
Losses	-	(4)

Net	-	(4)

Total	(182)	(304)
Deferred income taxes provision (benefit)	3	(64)

Unrealized gains (losses), net	$(185)	$(240)

The change in net unrealized gains (losses), including the portion of OTTI included in accumulated other comprehensive loss, consisted of:

In millions	September 30, 2009	December 31, 2008
Fixed-maturity	$118	$(535)
Other investments	4	(22)

Total	122	(557)
Deferred income tax charged (credited)	67	(155)

Change in unrealized gains (losses), net	$55	$(402)

Note 8: Derivative Instruments

MBIA Corp. has entered into derivative transactions as an additional form of financial guarantee and for purposes of hedging risks associated with existing assets and liabilities and forecasted transactions. MBIA Corp. accounts for derivative transactions in accordance with the accounting principles for derivative and hedging activities, as amended, which requires that all such transactions be recorded on MBIA Corp.’s balance sheet at fair value. Fair value of derivative instruments is defined as the price that would be received to sell a derivative asset or paid to transfer a derivative liability (an exit price) in an orderly transaction between market participants at the measurement date.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange” or in shareholders’ equity within “Accumulated other comprehensive income (loss),” depending on whether the derivative is designated as a hedge, and if so designated, the type of hedge. Changes in the fair value of insured derivatives are recorded in “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components; (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) net premiums received and receivable on written CDS contracts, (ii) net premiums paid and payable to reinsurers in respect of CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the derivative contracts.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

MBIA Corp. has entered into derivative transactions that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s balance sheet. MBIA Corp. has insured derivatives primarily consisting of structured pools of CDSs that MBIA Corp. intends to hold for the entire term of the contract absent a negotiated settlement with the counterparty. MBIA Corp. has also provided guarantees on the value of certain structured closed-end funds, which meet the definition of a derivative. MBIA Corp. reduces risks embedded in its insured portfolio through the use of reinsurance and by entering into derivative transactions. This includes cessions of insured derivatives under reinsurance agreements and capital markets transactions in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured credit derivative portfolio. Such arrangements are also accounted for as derivatives and recorded in MBIA Corp.’s financial statements at fair value.

Credit Derivatives Sold

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of September 30, 2009. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P, or MBIA Corp.

In millions		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Credit default swaps	9.3 Years	$40,679	$27,889	$36,145	$7,333	$19,611	$131,657	$(4,938)
Insured swaps	10.4 Years	-	375	670	3,529	1,349	5,923	(14)
Credit linked notes	28.4 Years	1	-	-	-	-	1	-
All others	6.3 Years	-	-	25	36	159	220	(28)

Total notional		$40,680	$28,264	$36,840	$10,898	$21,119	$137,801

Total fair value		$(346)	$(549)	$(1,302)	$(580)	$(2,203)		$(4,980)

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of December 31, 2008. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Credit default swaps	5.8 Years	$122,213	$5,176	$120	$1,447	$16,077	$145,033	$(6,175)
Insured swaps	16.1 Years	-	1,605	5,720	8,419	1,435	17,179	(5)
Total return swaps	1.7 Years	-	-	200	-	104	304	-
Credit linked notes	30.3 Years	-	-	1	-	-	1	-
All others	9.4 Years	195	-	288	-	-	483	(14)

Total notional		$122,408	$6,781	$6,329	$9,866	$17,616	$163,000

Total fair value		$(3,450)	$(481)	$-	$(37)	$(2,226)		$(6,194)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Referenced credit ratings assigned by MBIA Corp. to insured credit derivatives are derived by MBIA Corp.’s surveillance group in conjunction with representatives from its new business and risk divisions. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDSs are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDSs. Refer to “Note 12: Net Insurance in Force” for further information about MBIA Corp.’s sold credit derivatives including the maximum potential undiscounted payments, recourse provisions and collateral arrangements. The maximum potential amount of future payments (undiscounted) on insured swaps and credit linked notes sold are estimated as the notional value of such contracts.

Financial Statement Impact

As of September 30, 2009 and December 31, 2008, MBIA Corp. reported derivative assets of $733 million and $747 million, respectively, and derivative liabilities of $5.0 billion and $6.2 billion, respectively, which are shown separately on the consolidated balance sheets. The following table presents the amount of derivative assets and liabilities by instrument as of September 30, 2009:

In millions

Derivatives Not Designated as Hedging Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Credit default swaps - insured derivatives	$153,281	Derivative assets	$724	Derivative liabilities	$(4,938)
Insured swaps	6,027	Derivative assets	9	Derivative liabilities	(14)
Credit linked notes	1	Derivative assets	-	Derivative liabilities	-
All other	220	Derivative assets	-	Derivative liabilities	(28)

Total derivatives	$159,529		$733		$(4,980)

The following tables show the effect of derivative instruments on the consolidated statement of operations for the three months ended September 30, 2009:

In millions

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Credit default swaps - insured derivatives	Unrealized gains (losses) on insured derivatives	$(798)
Insured swaps	Realized gains (losses) and other settlements on insured derivatives	(31)
All other	Unrealized gains (losses) on insured derivatives	(12)

Total		$(841)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following tables show the effect of derivative instruments on the consolidated statement of operations for the nine months ended September 30, 2009:

In millions

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Credit default swaps - insured derivatives	Unrealized gains (losses) on insured derivatives	$1,237
Insured swaps	Unrealized gains (losses) on insured derivatives	1
Insured swaps	Realized gains (losses) and other settlements on insured derivatives	33
All other	Unrealized gains (losses) on insured derivatives	(15)

Total		$1,256

Note 9: Variable Interest Entities

MBIA Corp. provides credit enhancement services to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a VIE to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or if its equity investors lack any one of the characteristics of a controlling financial interest including (i) the ability to make significant decisions through voting rights, (ii) the right to receive the expected residual returns of the entity, or (iii) the obligation to absorb the expected losses of the entity. The holder of a variable interest that will absorb the majority of the expected losses of the VIE, receive the majority of the expected returns of the VIE, or both, is required to consolidate the VIE. The variable interest holder required to consolidate a VIE is considered to be the primary beneficiary. A variable interest holder determines whether it is the primary beneficiary of the VIE at initial recognition of its variable interest in the VIE and reconsiders its determination if certain events occur in a subsequent reporting period.

MBIA Corp. evaluates issuer-sponsored SPEs to determine if the entity is a VIE. For all entities determined to be VIEs, at inception and when reconsideration events occur, MBIA Corp. evaluates whether its guarantee to provide credit protection on obligations issued by VIEs will absorb the majority of the expected losses of the VIE.

MBIA Corp. generally makes this determination based on a qualitative assessment of the design and purpose of the VIE, the capital structure and other variable interests that will absorb expected losses. If MBIA Corp. cannot make the determination based on a qualitative analysis, a quantitative analysis is used. MBIA Corp. generally provided credit protection on the most senior obligations issued by VIEs, and at inception of the contract, its exposure generally had more subordination than necessary to achieve triple-A credit ratings from credit rating agencies. MBIA Corp. generally does not absorb the majority of the expected losses and is not the primary beneficiary as the result of its guarantees of insured obligations issued by VIEs. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a nonconsolidated VIE, to be a significant variable interest.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Consolidated VIEs

As of September 30, 2009, consolidated VIE assets and liabilities were $3.1 billion and $7.6 billion, respectively, based on the consolidation of eight VIEs. As of December 31, 2008, consolidated VIE assets and liabilities were $2.3 billion and $8.0 billion, respectively, based on the consolidation of six VIEs. Included in consolidated VIEs as of September 30, 2009 and December 31, 2008 is an entity sponsored and formed by MBIA Corp., LaCrosse, designed to provide credit protection to counterparties in the form of credit derivative instruments. MBIA Corp. provides credit support and issues financial guarantee insurance policies that insure all LaCrosse credit protection obligations. LaCrosse lacks sufficient equity to finance its activities and is deemed a VIE. As primary beneficiary, MBIA Corp. consolidates LaCrosse. In the second quarter of 2009, MBIA Corp. formed an entity MBIA Capital Management Institutional Investor Trust to invest in fixed-income securities and financial instruments for income and capital appreciation, and has invested in the equity of this entity. The entity’s equity at risk does not meet all the conditions of a controlling financial interest and is deemed a VIE. MBIA Corp. holds the majority of the equity of the VIE and is considered the primary beneficiary. In the second quarter of 2009, MBIA Corp. initially consolidated a VIE as the primary beneficiary resulting from a financial guarantee insurance policy that provides credit protection on insured obligations issued by the entity. The maturity dates of the investments held and insured obligations issued by this VIE are in May 2010. In the nine months ended September 30, 2009, MBIA Corp. acquired additional variable interests in one consolidated VIE which has outstanding obligations insured by MBIA Corp.

MBIA Corp. determined that it is the primary beneficiary of the consolidated VIEs based on its assessment of potential exposure to expected losses from insured obligations issued by the VIEs and from holding any additional variable interests issued by the VIEs. Creditors of issuer-sponsored VIEs do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and the additional variable interests acquired.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a significant variable interest as of September 30, 2009 and December 31, 2008. The tables also present MBIA Corp.’s maximum exposure to loss in comparison to the carrying value of liabilities resulting from financial guarantees and insured CDSs and loss and loss adjustment expense reserves as of September 30, 2009 and December 31, 2008. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. Refer to “Note 8: Derivative Instruments” for information about MBIA Corp.’s valuation of insured derivatives. Additionally, as the majority of MBIA Corp.’s loss and LAE reserves relate to guarantees of VIEs, refer to “Note 10: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s loss and LAE activity.

	September 30, 2009
			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Unearned Premium Revenue	Derivative Liabilities	Loss and Loss Adjustment Expense Reserves
Insurance:
Global structured finance:
Collateralized debt obligations	$59,446	$51,957	$111	$1,931	$55
Mortgage-backed residential	78,065	27,814	139	3	973
Mortgage-backed commercial	1,830	1,512	7	-	-
Consumer asset-backed	17,219	10,509	45	-	21
Corporate asset-backed	57,596	32,474	514	4	-

Total global structured finance	$214,156	$124,266	$816	$1,938	$1,049
Global public finance	31,270	11,145	153	-	-

Total insurance	$245,426	$135,411	$969	$1,938	$1,049

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	December 31, 2008
			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Unearned Premium Revenue	Derivative Liabilities	Loss and Loss Adjustment Expense Reserves
Insurance:
Global structured finance:
Collateralized debt obligations	$70,778	$51,198	$11	$2,567	$25
Mortgage-backed residential	94,574	29,677	4	1	1,068
Mortgage-backed commercial	2,196	1,660	-	-	-
Consumer asset-backed	21,449	12,832	1	-	22
Corporate asset-backed	68,101	38,498	43	4	-

Total global structured finance	$257,098	$133,865	$59	$2,572	$1,115
Global public finance	25,561	9,621	85	-	-

Total insurance	$282,659	$143,486	$144	$2,572	$1,115

The maximum exposure to losses as a result of MBIA Corp.’s variable interest in the VIE is represented by net insurance in force. Net insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs, assuming a full credit event occurs. The maximum exposure to losses presented in the preceding table is included in and not incremental to the net insurance in force presented in Note 12, “Net Insurance in Force.” MBIA Corp. adopted the accounting principles for financial guarantee insurance contracts, effective and applied prospectively beginning January 1, 2009, which requires unearned premium revenue to be recognized and measured based on the present value, using the risk-free discount rate, of premiums due or expected to be collected in installments. Therefore, “Unearned Premium Revenue” presented under “Carrying Value of Liabilities” in the preceding nonconsolidated VIEs tables as of September 30, 2009 and December 31, 2008 are based on different accounting estimates due to the change in accounting principle.

Balance Sheet Impact of Consolidated VIEs

The following table presents the carrying amounts and classification of assets and liabilities of consolidated VIEs as of September 30, 2009 and December 31, 2008:

In millions	September 30, 2009	December 31, 2008
Assets:
Investments:
Fixed-maturity securities held as available-for-sale, at fair value	$390	$632
Fixed-maturity securities held as trading, at fair value	123	-
Investments held-to-maturity, at amortized cost	1,175	1,215
Short-term investments held-to-maturity, at amortized cost	917	31
Accrued investment income	2	2
Other assets	474	423

Total assets	$3,081	$2,303

Liabilities:
Variable interest entity notes	2,669	1,792
Derivative liabilities	4,945	6,189

Total liabilities	$7,614	$7,981

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Loss and Loss Adjustment Expense Reserves

During the first nine months of 2009, MBIA Corp. incurred $111 million of loss and loss adjustment expenses primarily driven by additional losses of $1.8 billion largely related to MBIA Corp.’s second-lien RMBS exposure. These additional losses were mostly offset by the impact of recording $1.7 billion of estimated recoveries that was related to the RMBS exposure. Approximately $1.2 billion of the RMBS insurance loss recoveries relate to estimates of potential recoveries resulting from ineligible mortgages included in insured second-lien residential mortgage securitizations that are subject to a contractual obligation by sellers/servicers to repurchase or replace such mortgages and approximately $550 million relates to recoveries of amounts expected to be paid from excess cash flows within the securitizations.

Total paid activity, net of reinsurance, for the nine months ended September 30, 2009 of $2.0 billion primarily related to $1.9 billion in payments for insured obligations in MBIA Corp.’s RMBS sector. For the nine months ended September 30, 2009, estimated recoveries on paid losses totaled $1.7 billion and were primarily related to MBIA Corp.’s RMBS sector. MBIA Corp. had an insurance loss recoverable of $2.2 billion as of September 30, 2009 and $459 million as of December 31, 2008, respectively. Amounts due to reinsurers related to insurance loss recoverable totaled $79 million as of September 30, 2009, and $13 million as of December 31, 2008, and are included in “Other liabilities” on MBIA Corp.’s consolidated balance sheets.

In the third quarter of 2009, MBIA Corp. continued its review of mortgage loans in its insured transactions. As a result, the expected net cash flows were revised based on additional loan reviews and reflected in the estimated, potential recoveries related to ineligible mortgage loans in certain insured first and second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace ineligible mortgage loans. MBIA Corp.’s rationale for the recognition of these recoveries remains the same as the prior quarters and is primarily based upon the following factors:

1.	The strength of MBIA Corp.’s existing contract claims related to ineligible loan substitution/repurchase obligations;

2.	the favorable outcome for MBIA Corp. on Defendants’ motion to dismiss in the action captioned, MBIA v. Countrywide Home Loans, Inc., et al, Index No. 08-602825 (N.Y. Sup. Ct.) where the court allowed MBIA Corp.’s fraud claims against the Countrywide defendants to proceed;

3.	the improvement in the financial strength of issuers due to mergers and acquisitions and/or government assistance, which will facilitate their ability to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit the successors’ obligations to honor the obligations of the original sponsor. As a result, MBIA Corp. did not make any significant adjustments to its estimated recoveries with respect to the credit risk of these sponsors (or their successors); and

4.	evidence of loan repurchase/substitution compliance by issuers for put-back requests made by other harmed parties consistent with MBIA Corp.’s assertions.

Beginning in the first quarter of 2008, MBIA Corp. engaged loan level forensic review consultants to re-underwrite/review a sample of the mortgage loan files underlying MBIA Corp.’s home equity lines of credit (“HELOCs”) and closed-end second mortgages (“ CES”) insured transactions. Certain HELOC and CES transactions that exhibited exceptionally poor performance were chosen for a re-underwriting review. Factors MBIA Corp. believes to be indicative of this poor performance include (i) a material increase in early and late stage delinquencies; (ii) material increases in charged-off loans; (iii) significant decreases in credit enhancement; and/or (iv) policy payments. MBIA Corp.’s forensic loan review determined that there were significant breaches of mortgage loan representations and material deviations from underwriting guidelines. Accordingly, MBIA Corp. has determined that thousands of loans were contractually ineligible for inclusion in the securitized trusts insured by MBIA Corp. In turn, MBIA Corp. has submitted thousands of ineligible loans for repurchase/substitution to the sponsors or sellers/servicers. The unsatisfactory resolution of these contractual matters in addition to fraudulent underwriting practices that MBIA Corp. believes were prevalent within certain issuers has led to MBIA Corp. pursuing litigation with these issuers seeking the sellers/servicers to repurchase or replace ineligible mortgage loans and specifically perform under its contractual obligation and damages for both breaches of contractual obligations and fraud. MBIA Corp.’s forensic examination of loan repurchase/substitution requirements for various issuers remains ongoing.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

In the second and third quarters of 2009, MBIA Corp. recognized estimated recoveries of $1.2 billion related to reviewed transactions. The estimated recoveries are transaction specific and based upon contractual breaches for loans which MBIA Corp. believes were ineligible and either put back to the originators or sellers/servicers or where analysis has been completed and put-back notices are pending. These estimated recoveries rely upon identified breaches of representations and warranties in specific transactions that MBIA Corp. has already identified as a result of actual loan file examinations for loans across a broad spectrum of categories ranging from current to severely delinquent and charged-off mortgage loans. During 2009, in coordination with forensic review consultants, 26,805 mortgage loans were reviewed within 27 first and second-lien mortgage loan securitizations. The aggregate loan population includes current, delinquent and charged-off loans. Estimated recoveries for these 27 transactions of $1.2 billion is based on only those loans that were examined which had substantiated breaches, and does not include any extrapolation of results from the actual loan file examinations to the remaining mortgages in the loan pool. Expected cash inflows from recoveries for all transactions are discounted using the current risk-free rate associated with the underlying credit, which ranged from 2.02% to 3.38% depending upon the transaction’s expected life. MBIA Corp. considered all relevant facts and circumstances, including the factors described above, in developing its assumptions on expected cash inflows, probability of potential recoveries and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented as facts and circumstances change and relevant information is available, including additional information on the mortgage loan pools. MBIA Corp. has utilized the results of the above described loan file examinations to make demands for loan repurchases from originators and services or their successors and, in certain instances, as a part of the basis for litigation filings.

MBIA Corp. will continue to assess the level of expected recoveries as it completes additional forensic reviews on additional loans and progresses through the litigation proceedings that are ongoing at this time. As a result of additional loan reviews and the progression of litigation proceedings, MBIA Corp.’s estimate of recoveries could change materially in the future.

MBIA Corp.’s Insured Portfolio Management Division (“IPM”) monitors MBIA Corp.’s outstanding insured obligations with the objective of minimizing losses. IPM meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by MBIA Corp. In such cases, IPM works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. Once an obligation is insured, MBIA Corp. typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset related information, including audited financial statements, to IPM for review. IPM also monitors publicly available information related to insured obligations. Potential problems uncovered through this review, such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. IPM also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List-Low,” “Caution List-Medium,” “Caution List-High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. IPM monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

MBIA Corp. does not establish any case basis reserves for insured obligations that are assigned to “Caution List-Low,” “Caution List-Medium,” or “Caution List-High.” In the event MBIA Corp. expects to pay a claim in excess of the unearned premium revenue with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List – Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. IPM subjects issuers in this category to heightened scrutiny.

“Caution List – Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List – Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by IPM but generally take remedial action on their own.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

“Caution List – High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category have breached one or more covenants or triggers, have not taken conclusive remedial action, and IPM adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where MBIA Corp. has paid a claim or where a claim payment is expected to exceed its unearned premium revenue. Generally, IPM is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of September 30, 2009:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	220	60	12	115	407
Number of issues(1)	39	25	11	84	159
Remaining weighted average contract period (in years)	9.1	11.2	8.6	5.6	7.4
Gross insured contractual payments outstanding:
Principal	$9,177	$2,188	$622	$14,832	$26,819
Interest	5,039	1,626	368	4,404	11,437

Total	$14,216	$3,814	$990	$19,236	$38,256

Gross claim liability	$-	$-	$-	$2,304	$2,304
Less:
Gross potential recoveries	-	-	-	3,227	3,227
Discount, net	-	-	-	(1)	(1)

Net claim liability (recoverable)	$-	$-	$-	$(922)	$(922)

Unearned premium revenue	$233	$36	$6	$93	$368

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following table provides information about MBIA Corp.’s components of the insurance loss reserves and recoverable included in each of MBIA Corp.’s surveillance categories as of September 30, 2009:

	Surveillance Categories
In millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Loss reserves (claim liability)	$-	$-	$-	$1,270	$1,270
LAE reserves	-	-	-	53	53

Loss and LAE reserves	$-	$-	$-	$1,323	$1,323

Insurance loss recoverable	$-	$-	$-	$2,170	$2,170
LAE insurance loss recoverable	-	-	-	38	38

Insurance loss recoverable	$-	$-	$-	$2,208	$2,208

Reinsurance recoverable on unpaid losses	$-	$-	$-	$224	$224
Reinsurance recoverable on LAE reserves	-	-	-	29	29
Reinsurance recoverable on paid losses	-	-	-	19	19

Reinsurance recoverable on paid and unpaid losses	$-	$-	$-	$272	$272

The gross claim liability reported in the preceding table primarily relates to probability weighted expected future claim payments on insured RMBS transactions. The gross potential recoveries reported in the preceding table primarily relate to probability weighted estimated recoveries resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans in addition to expected future recoveries on RMBS transactions resulting from expected excess spread generated by performing loans in such transactions.

The following table presents changes in MBIA Corp.’s loss and LAE reserve for the nine months ended September 30, 2009. Changes in the loss and LAE reserve attributable to the accretion of the discount on the loss reserve, changes in discount rates, and changes in the timing and amounts of estimated payments and recoveries are recorded in “Loss and loss adjustment expenses” in MBIA Corp.’s statement of operations. LAE reserves that are expected to be settled within a one year period are not discounted. As of September 30, 2009, the weighted average risk-free rate used to discount the claim liability was 2.313%.

In millions	Nine Months Ended September 30, 2009

Gross Loss and LAE Reserve as of December 31, 2008	Accounting Transition Adjustment(1)	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of September 30, 2009
$1,558	$(183)	$(1,769)	$8	$(51)	$18	$295	$1,426	$(24)	$45	$1,323

(1) - Reflects the adoption of recently effective accounting principles for financial guarantee insurance contracts as described in “Note 3: Recent Accounting Pronouncements.”

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents changes in MBIA Corp.’s insurance loss recoverable for the nine months ended September 30, 2009. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, and changes in the timing and amounts of estimated collections are recorded in “Loss and loss adjustment expenses” in MBIA Corp.’s statement of operations.

In millions	Nine Months Ended September 30, 2009

Insurance Loss Recoverable as of December 31, 2008	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of September 30, 2009
$459	$(36)	$5	$(39)	$1	$-	$1,781	$37	$2,208

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA Corp.-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution-List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” on MBIA Corp.’s consolidated statements of operations. The following table presents information about the expenses (gross and net of reinsurance), related to remedial actions for insured obligations:

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands	2009	2008	2009	2008
Loss adjustment expense incurred, gross	$41,220	$610	$128,290	$6,719
Loss adjustment expense incurred, net	$11,912	$578	$39,652	$6,339

Note 11: Income Taxes

MBIA Corp.’s income taxes and the related effective tax rates for the nine months ended September 30, 2009 and 2008 are as follows:

	Nine Months Ended September 30,
In millions	2009		2008
Pre-tax income (loss)	$1,246		$(360)
Provision (benefit) for income taxes	$456	36.6%	$(147)	40.8%

Embedded in the effective tax rate for the nine months ended September 30, 2009 are the tax effects of MBIA Corp.’s expected operating activities such as scheduled premium earnings, fees, and net investment income and operating expenses. MBIA Corp.’s effective tax rate related to its pre-tax income for the nine months ended September 30, 2009 was primarily a result of a net unrealized gain on its insured derivative portfolio, the tax-exempt interest from investments, and an increase in its valuation allowance. For the nine months ended September 30, 2008, MBIA Corp.’s effective tax rate related to its pre-tax loss was primarily driven by net unrealized loss on its insured derivative portfolio and tax-exempt interest from investments.

MBIA Corp. has calculated its effective tax rate for the full year of 2009 by treating the net unrealized gain on its insured derivative portfolio as a discrete item. As such, this amount is not included when projecting the MBIA Corp.’s full year effective tax rate but rather is accounted for at 35% after applying the projected full year effective tax rate to actual nine-month results. Given MBIA Corp.’s inability to estimate this item for the full year of 2009, MBIA Corp. believes that it is appropriate to treat net unrealized gains and losses on its insured derivative portfolio as a discrete item for purposes of calculating its effective tax rate for the year.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

As of September 30, 2009, MBIA Corp. reported a net deferred tax asset of $735 million primarily related to the cumulative unrealized losses recorded on its insured derivative and investment portfolios. Included in the net deferred tax asset of $735 million is a valuation allowance of $38 million, which was entirely established in the nine months ended September 30, 2009. The change in the valuation allowance for the nine months ended September 30, 2009 was primarily the result of an increase in realized losses resulting from asset impairments and sales of investments. MBIA Corp. did not have a valuation allowance established as of December 31, 2008.

Unrealized Losses on Credit Derivative Contracts

Approximately $1.1 billion of the net deferred tax asset was a result of the cumulative net unrealized losses of $3.3 billion, which excludes credit impairments, primarily related to insured credit derivatives. MBIA Corp. believes that such deferred tax asset will more likely than not be realized as MBIA Corp. expects the unrealized losses and its related deferred tax asset to substantially reverse over time. As such, no valuation allowance with respect to this item was established. In its conclusion, MBIA Corp. considered the following evidence (both positive and negative):

•

Due to the long-tail nature of the financial guarantee business, it is important to note that MBIA Corp., even without regard to any new business, will have a steady stream of scheduled premium earnings with respect to the existing insured portfolio. MBIA Corp.’s announcement in February 2008 of a temporary suspension in writing new structured finance transactions and a permanent cessation with respect to insuring new CDS contracts, except in transactions related to the reduction of existing derivative exposure, would not have an impact on the expected earnings related to the existing insured portfolio. Although MBIA Corp. expects the majority of the unrealized losses to reverse at maturity, MBIA Corp. performed a taxable income projection over a 15-year period to determine whether it will have sufficient income to offset its deferred tax assets that will generate future ordinary deductions. In this analysis, MBIA Corp. concluded that premium earnings, even without regard to any new business, combined with investment income, less deductible expenses, will be sufficient to recover the net deferred tax asset of $735 million.

•

MBIA Corp.’s taxable income projections used to assess the recoverability of its deferred tax asset include an estimate of future loss and loss adjustment expenses equal to the present value discount of loss reserves already recognized on MBIA Corp.’s balance sheet and an estimate of loss adjustment expense which is generally insignificant. MBIA Corp. does not assume additional losses, with the exception of the accretion of its existing present value loss reserves, because MBIA Corp. establishes case basis reserves on a present value basis based on an estimate of probable losses on specifically identified credits that have defaulted or are expected to default.

•

While the ratings downgrades by the rating agencies have limited MBIA Corp.’s ability to write new business, the downgrades did not have a material impact on earnings from the existing insured portfolio, which MBIA Corp. believes will be sufficient to absorb losses in the event that the cumulative unrealized losses become fully impaired.

•

With respect to installment policies, MBIA Corp. generally does not have an automatic cancellation provision solely in connection with ratings downgrades. For purposes of projecting future taxable income, MBIA Corp. has applied a haircut to adjust for the possible cancellation of future installment premiums based on recent data. With regards to upfront policies, to the extent that the issuer chooses to terminate a policy, any unearned premium reserve with respect to that policy will be accelerated and earned (i.e. refundings).

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

•

MBIA Corp. treats the CDS contracts as insurance contracts for U.S. tax purposes. MBIA Corp. provides an insurance policy guaranteeing CDS contracts written by LaCrosse. While LaCrosse’s financial information is consolidated into MBIA Corp.’s GAAP financial statements based on the criteria for consolidation of a variable interest entity, MBIA Corp. does not hold any equity interest with respect to LaCrosse. MBIA Corp.’s income derived from the CDS contracts is treated as premium income for statutory income purposes. In the event that there is a default in which MBIA Corp. is required to pay claims on such CDS contracts, MBIA Corp. believes that the losses should be characterized as an ordinary loss for tax purposes and, as such, the event or impairment will be recorded as case reserves for statutory accounting purposes in recognition of the potential claim payment. For tax purposes, MBIA Corp. follows the statutory accounting principle as the basis for computing its taxable income. Because the federal income tax treatment of CDS contracts is an unsettled area of tax law, in the event that the Internal Revenue Service (“IRS”) has a different view in which the losses are considered capital losses, MBIA Corp. would be required to establish a valuation allowance against substantially all of the deferred tax asset related to these losses until such time as it had sufficient capital gains to offset the losses. The establishment of this valuation allowance would have a material adverse effect on MBIA Corp.’s financial condition at the time of its establishment.

Realized Gains and Losses

As of September 30, 2009, MBIA Corp. had a full valuation allowance against the deferred tax asset related to realized losses from asset impairments and sales of investments.

Unrealized Losses on Debt and Equity Securities

As of September 30, 2009, MBIA Corp. had approximately $3 million in deferred tax assets related to unrealized losses on investments. MBIA Corp. intends to hold these investments until maturity or until such time as the value recovers. As such, MBIA Corp. expects that its deferred tax assets will reverse over the life of the securities.

After reviewing all of the evidence available, both positive and negative, MBIA believes that it has appropriately valued the recoverability of its deferred tax assets, net of the valuation allowance, as of September 30, 2009. MBIA Corp. continues to assess the adequacy of its valuation allowances as additional evidence becomes available.

Ownership Change under Section 382 of the Internal Revenue Code

Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change, as defined under that Section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in MBIA Inc.’s stock by more than 50 percentage points over a defined testing period, generally three years (“Section 382 Ownership Change”).

MBIA Inc. has experienced a shift in ownership as a result of its February 2008 equity offering as well as Warburg Pincus investments and other transactions involving its shares. As of September 30, 2009, MBIA Inc., however, has not triggered a Section 382 Ownership Change. If MBIA Inc. were to experience a Section 382 Ownership Change, an annual limitation would be imposed on certain of MBIA Inc.’s tax attributes, including NOL and capital loss carryforwards and certain other losses, credits, deductions or tax basis. MBIA Inc. cannot give any assurance that it will not undergo an ownership change at a time when these limitations would have a significant effect.

Accounting for Uncertainty in Income Taxes

The change in the unrecognized tax benefit (“UTB”) at September 30, 2009 is as follows:

In thousands
Unrecognized tax benefit as of December 31, 2008	$16,842
The gross amount of the increase/(decrease) in UTB as a result of tax positions taken:
During prior year	1,305
During current year	152
The amounts of decreases in the UTB related to settlements with taxing authorities	(11,826)
The reduction to UTB as a result of the applicable statute of limitation	-

Unrecognized tax benefit as of September 30, 2009	$6,473

For the nine months ended September 30, 2009, the change in the MBIA Corp.’s UTB was primarily a result of an increase of $1 million due to a position taken in a prior year tax return and a decrease of $12 million due to the French tax settlement discussed below. In addition, the related interest and penalties accrued decreased primarily a result of an abatement of $3 million as part of the same French tax settlement.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

MBIA Corp.’s major tax jurisdictions include the U.S., the United Kingdom (“U.K.”) and France. MBIA Inc. and its U.S. subsidiaries file a U.S. consolidated federal income tax return. The IRS is currently examining tax years 2005 through 2008. During the first nine months of 2009, the IRS completed a partnership audit which impacted MBIA Inc.’s U.S. consolidated tax group’s return from 2004 through 2006. The adjustment did not have a material impact to MBIA Inc.’s tax position.

The U.K. tax authorities are currently auditing tax years 2005 and 2006, which should be completed by the end of 2009. The French tax matters have been concluded through 2006, including the settlement, in February 2009, of a UTB of $12 million that was established in prior years relating to the timing for recognizing earned premium.

It is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months due to the possibility of the conclusion of all or a portion of the tax examinations in process. The range of this possible change in the amount of uncertain tax benefits cannot be estimated at this time.

Note 12: Net Insurance in Force

MBIA Corp. guarantees the payment of principal of, and interest or other amounts owing on, municipal, asset-backed, mortgage-backed and other non-municipal securities. Additionally, MBIA Corp. has insured CDSs primarily on pools of collateral, which it previously considered part of its core financial guarantee business. The pools of collateral are made up of corporate obligations, but also include commercial and residential mortgage-backed securities-related assets. MBIA Corp.’s net insurance in force represents the aggregate amount of the insured principal of, and interest or other amounts owing on insured obligations, net of cessions to reinsurers. MBIA Corp.’s ultimate exposure to credit loss in the event of nonperformance by the issuer of the insured obligation is represented by the net insurance in force in the tables that follow.

The financial guarantees issued by MBIA Corp. provide unconditional and irrevocable guarantees of the payment of the principal, and interest or other amounts owing on, insured obligations when due. The obligations are generally not subject to acceleration, except that MBIA Corp. may have the right, at its discretion, to accelerate insured obligations upon default or otherwise. Certain guaranteed investment contracts written by MBIA Inc. and guaranteed by MBIA Corp. are terminable upon ratings downgrades, and if MBIA Inc. were to have insufficient assets to pay the termination payments, MBIA Corp. would make such payments. These amounts have been excluded in the tables that follow.

The creditworthiness of each insured obligation is evaluated prior to the issuance of insurance, and each insured obligation must comply with MBIA Corp.’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such funds or collateral would typically become MBIA Corp.’s upon the payment of a claim by MBIA Corp.

MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. For global public finance transactions these include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. For global structured finance transactions, MBIA Corp.’s underwriting guidelines, analysis and due diligence focus on counterparty credit and operational quality. MBIA Corp. also analyzes the quality of asset pools, as well as their historical and projected performance. The strength of a structure, including legal segregation of the assets, cash flow analysis, the size and source of first loss protection, asset performance triggers and financial covenants are also reviewed. Such guidelines are subject to periodic review by a senior risk committee, which is responsible for establishing the criteria for MBIA Corp.’s underwriting standards as well as maintaining the standards in its insurance operations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2009, net insurance in force, which represents principal and interest or other amounts owing on insured obligations, net of cessions to reinsurers, had an expected maturity range of 1-48 years. The distribution of net insurance in force by geographic location, excluding $5.0 billion and $8.5 billion relating to transactions guaranteed by MBIA Corp. on behalf of various investment management services affiliated companies as of September 30, 2009 and December 31, 2008, respectively, is presented in the following table:

In billions	September 30, 2009		December 31, 2008
Geographic Location	Net Insurance in Force	% of Net Insurance in Force	Net Insurance in Force	% of Net Insurance in Force
Delaware	$1.2	0.4%	$3.8	0.3%
New York	1.1	0.4%	86.3	7.2%
California	0.5	0.2%	163.6	13.7%
Minnesota	0.3	0.1%	11.1	0.9%
Nebraska	0.3	0.1%	4.1	0.3%
Florida	0.2	0.1%	68.0	5.7%
Pennsylvania	-	0.0%	32.9	2.7%
Missouri	-	0.0%	10.9	0.9%
Alabama	-	0.0%	7.4	0.6%
Puerto Rico	-	0.0%	13.1	1.1%

Subtotal	3.6	1.3%	401.2	33.4%
Nationally diversified	162.2	57.7%	178.5	14.9%
Other states	-	0.0%	499.6	41.8%

Total United States	165.8	59.0%	1,079.3	90.1%

Internationally diversified	38.5	13.7%	43.9	3.6%
Country specific	76.9	27.3%	75.1	6.3%

Total non-United States	115.4	41.0%	119.0	9.9%

Total	$281.2	100.0%	$1,198.3	100.0%

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The net insurance in force by type of bond is presented in the following table:

In billions	September 30, 2009		December 31, 2008
Bond Type	Net Insurance in Force	% of Net Insurance in Force	Net Insurance in Force	% of Net Insurance in Force
Global public finance - United States:
General obligation	$-	0.0%	$322.2	26.8%
General obligation - lease	-	0.0%	69.1	5.8%
Municipal utilities	-	0.0%	162.8	13.6%
Tax-backed	-	0.0%	111.9	9.3%
Transportation	-	0.0%	93.0	7.8%
Higher education	-	0.0%	50.5	4.2%
Health care	-	0.0%	34.6	2.9%
Military housing	-	0.0%	21.7	1.8%
Investor-owned utilities(1)	-	0.0%	15.8	1.3%
Municipal housing	-	0.0%	15.0	1.3%
Student loans	-	0.0%	7.0	0.6%
Other(2)	-	0.0%	4.4	0.4%

Total United States	-	0.0%	908.0	75.8%

Global public finance - non-United States:
International utilities	22.0	7.8%	18.6	1.6%
Sovereign and sub-sovereign (3)	19.5	6.9%	17.3	1.4%
Transportation	15.1	5.4%	14.1	1.2%
Local governments(4)	0.8	0.3%	0.9	0.1%
Municipal housing	0.2	0.1%	0.2	0.0%
Health care	0.2	0.1%	0.1	0.0%
Higher education	-	0.0%	0.1	0.0%

Total non-United States	57.8	20.6%	51.3	4.3%

Total global public finance	57.8	20.6%	959.3	80.1%

Global structured finance - United States:
Collateralized debt obligations(5)	101.0	35.9%	98.3	8.2%
Mortgage-backed residential	26.9	9.6%	28.6	2.4%
Mortgage-backed commercial	0.6	0.2%	0.7	0.1%
Consumer asset-backed:
Auto loans	4.9	1.7%	6.8	0.6%
Student loans	2.6	0.9%	2.8	0.2%
Manufactured housing	2.5	0.9%	2.7	0.2%
Other consumer asset-backed	0.6	0.2%	0.9	0.1%

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	3.0	1.1%	3.2	0.3%
Rental car fleets	2.6	0.9%	3.1	0.3%
Secured airline equipment securitization (EETC)	3.2	1.1%	3.1	0.3%
Other operating assets	1.1	0.4%	1.6	0.1%
Structured insurance securitizations	8.6	3.1%	10.0	0.8%
Franchise assets	1.2	0.5%	1.5	0.1%
Intellectual property	3.9	1.4%	4.1	0.3%
Other corporate asset-backed	3.1	1.1%	3.9	0.3%

Total United States	165.8	59.0%	171.3	14.3%

Global structured finance - non-United States:
Collateralized debt obligations(5)	37.3	13.3%	40.2	3.3%
Mortgage-backed residential	2.9	1.0%	8.5	0.7%
Mortgage-backed commercial	5.4	1.9%	6.2	0.5%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	2.0	0.7%	2.1	0.2%
Secured airline equipment securitization (EETC)	0.4	0.1%	0.4	0.0%
Structured insurance securitizations	0.1	0.0%	0.1	0.0%
Franchise assets	1.4	0.5%	1.2	0.1%
Intellectual property	-	0.0%	0.8	0.1%
Future flow	2.0	0.7%	2.9	0.2%
Other corporate asset-backed	6.1	2.2%	5.3	0.5%

Total non-United States	57.6	20.4%	67.7	5.6%

Total global structured finance	223.4	79.4%	239.0	19.9%

Total	$281.2	100.0%	$1,198.3	100.0%

(1) - Includes investor owned utilities, industrial development and pollution control revenue bonds.

(2) - Includes certain non-profit enterprises and stadium related financing.

(3) - Includes regions, departments or their equivalent in each jurisdiction as well as sovereign owned entities that are supported by a sovereign sate, region or department.

(4) - Includes municipal owned entities backed by sponsoring local government.

(5) - Includes transactions (represented by structured pools of primarily investment grade corporate credit risks or commercial real estate assets) that do not include typical CDO structuring characteristics, such as tranched credit risk, cash flow waterfalls, or interest and over-collateralization coverage tests.

MBIA Corp. has entered into certain guarantees of derivative contracts, included in the preceding tables, which do not qualify for the financial guarantee scope exception under the provisions of fair value measurements and disclosures. MBIA Corp. generally guarantees the timely payment of principal and interest related to these derivatives upon the occurrence of a credit event with respect to a referenced obligation. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $129.9 billion. This amount is net of $24.5 billion of insured derivatives ceded under reinsurance agreements and capital market transactions in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives. MBIA Corp.’s guarantees of derivative contracts have a legal maximum maturity range of 1-87 years. A small number of insured credit derivative contracts have long-dated maturities, which comprise the longest maturity dates of the underlying collateral. However, the expected maturities of such contracts are much shorter due to amortizations and prepayments in the underlying collateral pools. In accordance with accounting principles for derivative instruments and hedging activities, the fair values of these guarantees as of September 30, 2009 are recorded on the balance sheet as assets and liabilities, representing gross gains and losses, of $733 million and $5 billion, respectively. These derivative contracts are discussed further in “Note 8: Derivative Instruments.”

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

MBIA Corp. may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pay a claim under a guarantee of a derivative contract, then MBIA Corp. could collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

MBIA Corp. has also issued guarantees of certain obligations issued by its investment management affiliates that are not included in the previous tables. These guarantees take the form of insurance policies issued by MBIA Corp. on behalf of the investment management services affiliates. Should one of these affiliates default on its insured obligations, MBIA Corp. will be required to pay all scheduled principal and interest amounts outstanding. As of September 30, 2009, the maximum amount of future payments that MBIA Corp. could be required to make under these guarantees is $5.0 billion. These guarantees, which have a maximum maturity range of 1-38 years, were entered into on an arm’s length basis and are fully collateralized by marketable securities. MBIA Corp. has both direct recourse provisions and subrogation rights in these transactions. If MBIA Corp. is required to make a payment under any of these affiliate guarantees, it would have the right to seek reimbursement from such affiliate and to liquidate any collateral to recover amounts paid under the guarantee.

Note 13: Reinsurance

Ceded Exposure

On February 17, 2009, MBIA Corp. ceded all of its U.S. public finance business to National by entering into a Quota Share Reinsurance Agreement with National, effective January 1, 2009 (the “MBIA Corp. Reinsurance Agreement”), and by assigning to National pursuant to a separate assignment agreement its rights, interests and obligations with respect to the U.S. public finance business of Financial Guarantee Insurance Corporation (“FGIC”) that was reinsured by MBIA Corp. pursuant to a reinsurance agreement with FGIC.

The portfolio transferred to National by reinsurance or through the assignment of the FGIC Reinsurance Agreement consists entirely of U.S. public finance business with total net par outstanding of approximately $553.7 billion. The reinsurance and assignment transactions between MBIA Corp. and National, which became effective as of January 1, 2009, enable covered policyholders and certain ceding insurers to present claims for payment directly to National in accordance with the terms of the cut-through provisions of the MBIA Corp. Reinsurance Agreement and the FGIC Reinsurance Agreement. Under the terms of the cut-through provision in each of those agreements, the covered policyholders and ceding insurers are granted a third-party beneficiary right under the agreement with respect to the applicable cut-through provision only.

The reinsurance and assignment agreements between MBIA Corp. and National (including the right to present claims for payment directly to National described in the previous paragraph) can be terminated upon the mutual agreement of MBIA Corp. and National, which termination is subject to the receipt of insurance regulatory approvals. In addition, the MBIA Reinsurance Agreement may not be terminated if, after giving effect to the termination, the ratings assigned to the underlying securities or bonds would be downgraded or withdrawn. National may also assign the MBIA Reinsurance Agreement under certain circumstances to a reinsurer rated at least as highly as National, which assignment is subject to the receipt of insurance regulatory approvals. In connection with the National Transformation, MBIA Corp. commuted an existing reinsurance agreement with National pursuant to which MBIA Corp. reinsured 100% of all of the policies of MBIA Illinois. The commutation is effective as of January 1, 2009. No penalties were incurred in connection with the commutation.

Reinsurance enables MBIA Corp. to cede exposure for purposes of syndicating risk and increasing its capacity to write new business while complying with its single risk and credit guidelines. MBIA Corp. reinsures exposure to other insurance companies under various treaty and facultative reinsurance contracts, both on a proportional and non-proportional basis. In the event that any or all of the reinsurers are unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts. When a reinsurer is downgraded by one or more of the rating agencies, less capital credit is given to MBIA Corp. under rating agency models and the overall value of the reinsurance to MBIA Corp. is reduced.

MBIA Corp. generally retains the right to reassume the business ceded to reinsurers under certain circumstances, including a reinsurer’s rating downgrade below specified thresholds. In 2009, MBIA Corp. reassumed par outstanding of $5.8 billion from eight reinsurers. MBIA Corp. will continue to evaluate its use of reinsurance during 2009, which may result in future portfolio commutations from reinsurers.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

MBIA Corp. requires certain unauthorized reinsurers to maintain bank letters of credit or establish trust accounts to cover liabilities ceded to such reinsurers under reinsurance contracts. As of September 30, 2009, the total amount available under these letters of credit and trust arrangements was $796 million. MBIA Corp. remains liable on a primary basis for all reinsured risk, and although MBIA Corp. believes that its reinsurers remain capable of meeting their obligations, there can be no assurance of such in the future. The aggregate amount of insurance in force ceded by MBIA Corp. to reinsurers under reinsurance agreements was $629.5 billion and $76.2 billion as of September 30, 2009 and December 31, 2008, respectively. In addition, MBIA Corp. cedes to National the risk that reinsurance under the Third-Party Reinsurance Agreements is not collected for U.S. public finance exposures. The distribution of ceded insurance in force by geographic location is presented in the following table:

In billions	September 30, 2009		December 31, 2008
Geographic Location	Ceded Insurance in Force	% of Ceded Insurance in Force	Ceded Insurance in Force	% of Ceded Insurance in Force
California	$107.7	17.1%	$5.9	7.7%
New York	54.1	8.6%	3.1	4.1%
Florida	44.4	7.1%	1.4	1.8%
Texas	35.5	5.6%	1.7	2.2%
Illinois	30.8	4.9%	1.5	2.0%
New Jersey	28.2	4.5%	1.6	2.1%
Washington	19.9	3.2%	0.8	1.0%
Massachusetts	18.0	2.9%	2.1	2.8%
Michigan	17.1	2.7%	0.6	0.8%
Pennsylvania	15.2	2.4%	0.7	0.9%

Subtotal	370.9	59.0%	19.4	25.4%
Nationally diversified	29.1	4.6%	20.4	26.8%
Other states	211.1	33.5%	11.5	15.1%

Total United States	611.1	97.1%	51.3	67.3%

Internationally diversified	10.8	1.7%	12.1	15.9%
Country specific	7.6	1.2%	12.8	16.8%

Total non-United States	18.4	2.9%	24.9	32.7%

Total	$629.5	100.0%	$76.2	100.0%

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The distribution of ceded insurance in force by type of bond is presented in the following table:

In billions	September 30, 2009		December 31, 2008
Bond Type	Ceded Insurance in Force	% of Ceded Insurance in Force	Ceded Insurance in Force	% of Ceded Insurance in Force
Global public finance - United States:
General obligation	$190.5	30.3%	$6.7	8.8%
General obligation - lease	45.6	7.2%	2.1	2.8%
Municipal utilities	107.0	17.0%	5.3	7.0%
Tax-backed	73.5	11.7%	3.5	4.6%
Transportation	56.3	9.0%	6.6	8.7%
Higher education	34.8	5.5%	3.3	4.3%
Health care	28.6	4.5%	1.1	1.4%
Municipal housing	11.2	1.8%	0.5	0.7%
Military housing	21.9	3.5%	0.5	0.7%
Investor-owned utilities(1)	13.2	2.1%	0.8	1.0%
Student loans	5.3	0.8%	0.3	0.4%
Other(2)	3.7	0.6%	0.2	0.2%

Total United States	591.6	94.0%	30.9	40.6%

Global public finance - non-United States:
Sovereign and sub-sovereign (3)	1.9	0.3%	3.2	4.2%
International utilities	1.6	0.3%	2.9	3.8%
Transportation	1.9	0.3%	3.2	4.2%
Local governments(4)	0.0	0.0%	0.6	0.8%
Municipal housing	0.0	0.0%	0.0	0.0%
Health care	0.0	0.0%	0.1	0.1%
Higher education	0.0	0.0%	0.0	0.0%

Total non-United States	5.4	0.9%	10.0	13.1%

Total global public finance	597.0	94.9%	40.9	53.7%

Global structured finance - United States:
Collateralized debt obligations(5)	15.2	2.4%	14.4	18.9%
Mortgage-backed residential	0.8	0.2%	1.2	1.6%
Mortgage-backed commercial	0.0	0.0%	0.0	0.0%
Consumer asset-backed:
Auto loans	0.2	0.0%	0.4	0.5%
Student loans	0.2	0.0%	0.2	0.3%
Manufactured housing	0.1	0.0%	0.1	0.1%
Other consumer asset-backed	0.1	0.0%	0.1	0.1%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	0.4	0.1%	0.5	0.7%
Rental car fleets	0.4	0.1%	0.7	0.9%
Secured airline equipment securitization (EETC)	0.5	0.1%	0.9	1.2%
Other operating assets	0.0	0.0%	0.1	0.1%
Structured insurance securitizations	1.3	0.2%	1.5	2.0%
Franchise assets	0.1	0.0%	0.1	0.1%
Intellectual property	0.1	0.0%	0.1	0.1%
Other corporate asset-backed	0.1	0.0%	0.2	0.3%

Total United States	19.5	3.1%	20.5	26.9%

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Global structured finance - non-United States:
Collateralized debt obligations(5)	9.6	1.5%	10.2	13.4%
Mortgage-backed residential	0.1	0.0%	0.4	0.5%
Mortgage-backed commercial	0.8	0.1%	0.9	1.2%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	0.2	0.0%	0.4	0.6%
Secured airline equipment securitization (EETC)	0.0	0.0%	0.0	0.0%
Structured insurance securitizations	0.0	0.0%	0.0	0.0%
Franchise assets	0.0	0.0%	0.1	0.1%
Intellectual property	0.0	0.0%	0.1	0.1%
Future flow	0.7	0.1%	1.0	1.3%
Other corporate asset-backed	1.6	0.3%	1.7	2.2%

Total non-United States	13.0	2.0%	14.8	19.4%

Total global structured finance	32.5	5.1%	35.3	46.3%

Total	$629.5	100.0%	$76.2	100.0%

(1) - Includes investor owned utilities, industrial development and pollution control revenue bonds.

(2) - Includes certain non-profit enterprises and stadium related financing.

(3) - Includes regions, departments or their equivalent in each jurisdiction as well as sovereign owned entities that are supported by a sovereign sate, region or department.

(4) - Includes municipal owned entities backed by sponsoring local government.

(5) - Includes transactions (represented by structured pools of primarily investment grade corporate credit risks or commercial real estate assets) that do not include typical CDO structuring characteristics, such as tranched credit risk, cash flow waterfalls, or interest and over-collateralization coverage tests.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2009, the aggregate amount of insured par outstanding ceded by MBIA Corp. to reinsurers under reinsurance agreements was $371.9 billion. The following table presents information about companies who have entered into reinsurance contracts with MBIA Corp. and amounts recoverable under those contracts as of September 30, 2009. Estimated credit impairments represent the reinsurers’ portion of amounts MBIA Corp. expects to pay on insured derivative contracts.

In millions
Reinsurers	Standard & Poor’s Rating (Status)	Moody’s Rating (Status)	Percentage of Total Par Ceded	Reinsurance Recoverable	Derivative Asset	Estimated Credit Impairments on Insured Derivatives

National Public Finance Guarantee Corporation	A (Developing)	Baa1 (Developing)	93.58%	$219	$-	$-

Channel Reinsurance Ltd.	N/R(1)	RWR(2)	3.83%	27	669	354

Assured Guaranty Corp.	AAA (Negative Outlook)	Aa2 (Rating Under Review)	1.46%	8	-	-

Mitsui Sumitomo Insurance Company Ltd.	AA (Negative Outlook)	Aa3 (Stable)	0.80%	16	51	4

Assured Guaranty Re Ltd.	AA (Stable)	Aa3 (Rating Under Review)	0.15%	2	-	-

Overseas Private Investment Corporation	AAA (Stable)	Aaa (Stable)	0.08%	-	-	-

Old Republic Insurance Company	A+ (Negative Outlook)	Aa3 (Stable)	0.03%	-	-	-

Export Development Corporation	AAA (Stable)	Aaa (Stable)	0.05%	-	-	-

Partner Reinsurance Ltd.	AA- (Negative Outlook)	Aa3 (Stable)	0.01%	-	-	-

Assurances Generales de France	AA (Stable)	Aa3 (Stable)	0.00%	-	-	-

Not currently rated			0.01%	-	-	-

Total			100.00%	$272	$720	$358

(1)	Not rated.

(2)	Rating withdrawn.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

MBIA Corp. owns a 17.4% equity interest in Channel Re. In March 2009, Moody’s downgraded Channel Re to B3 with a negative outlook and the rating was subsequently withdrawn. In March 2009, S&P downgraded Channel Re to BB+ and the rating was subsequently withdrawn. As of September 30, 2009, MBIA Corp. expects Channel Re to continue to report negative shareholders’ equity on a GAAP basis primarily due to unrealized losses on its insured credit derivatives based on fair value accounting. As of September 30, 2009, the fair value of the derivative assets related to credit derivatives ceded to Channel Re was $669 million and the reinsurance recoverable from Channel Re was $27 million. After considering the credit risk of Channel Re in fair valuing its derivative assets, MBIA Corp. believes Channel Re has sufficient liquidity supporting its business to fund amounts due to MBIA Corp. In performing its assessment, MBIA Corp. determined that cash and investments, inclusive of approximately $609 million that Channel Re had on deposit in trust accounts for the benefit of MBIA as of September 30, 2009, were in excess of MBIA’s exposure to Channel Re. Although the trust accounts limit the potential for Channel Re to default on its obligations to MBIA, there can be no assurance that Channel Re will not default on its obligations to MBIA that exceed the amounts already held in the trust accounts.

Since December 2007, several of MBIA Corp.’s other financial guarantee reinsurers, including Assured Guaranty Corp., Assured Guaranty Re Ltd., and Old Republic Insurance Co. have had their credit ratings either downgraded or put on negative watch by one or more of the major rating agencies. Although there was no material impact on MBIA Corp. for any of these rating agency actions relating to these reinsurers, a further deterioration in the financial condition of one or more of these reinsurers could require the establishment of reserves against any receivables due from the reinsurers.

Premium Summary

The components of financial guarantee net premiums earned, including premiums assumed from and ceded to other companies, are presented in the following tables:

	Three Months Ended September 30,
	2009	2008
In millions	Earned	Earned
Direct	$180	$270
Assumed	2	4

Gross	182	274
Ceded	(107)	(32)

Net	$75	$242

	Nine Months Ended September 30,
	2009	2008
In millions	Earned	Earned
Direct	$584	$735
Assumed	9	10

Gross	593	745
Ceded	(317)	(97)

Net	$276	$648

For the three months ended September 30, 2009 and 2008, recoveries received under reinsurance contracts totaled $26 million and $33 million, respectively. For the nine months ended September 30, 2009 and 2008, recoveries received under reinsurance contracts totaled $166 million and $79 million, respectively. Ceding commissions related to reinsurance, before deferrals and net of returned ceding commissions, were an expense of $2 million and $167 million for the three months ended September 30, 2009 and 2008, respectively. Ceding commissions, before deferrals and net of return ceding commissions, were revenue of $766 million and expense of $155 million for the nine months ended September 30, 2009 and 2008, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Commitments and Contingencies

In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA Inc. and its subsidiaries (“MBIA Inc.”) may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

MBIA Inc. has received subpoenas or informal inquiries from a variety of regulators, including the SEC, the Securities Division of the Secretary of the Commonwealth of Massachusetts, the Attorney General of the State of California, and other states’ regulatory authorities, regarding a variety of subjects, including disclosures made by MBIA Inc. to underwriters and issuers of certain bonds, disclosures regarding MBIA Inc.’s structured finance exposure, trading and valuation of managed collateral, MBIA Inc.’s communications with rating agencies, and the methodologies used by rating agencies for determining the credit rating of municipal debt. MBIA Inc. is cooperating fully with each of these regulators and is in the process of satisfying all such requests. MBIA Inc. may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On July 23, 2008, the City of Los Angeles filed two complaints in the Superior Court of the State of California, County of Los Angeles, against MBIA Inc. and others. The first complaint, against MBIA Inc., AMBAC Financial Group, Inc., XL Capital Assurance Inc., ACA Financial Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc., alleged (i) participation in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance and (ii) participation in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and a failure to adequately disclose the impact of those transactions on their financial condition. These latter allegations form the predicate for five separate causes of action against each of the Insurers: breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligence and negligent misrepresentation. Complaints making the same allegations against MBIA Inc. and nearly all of the same co-defendants were filed in Superior Court, San Francisco County, by the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, by the Sacramento Municipal Utility District, and the City of Sacramento between July 23, 2008 and January 6, 2009. On August 31, 2009, the aforementioned plaintiffs, excluding the City of Sacramento, filed amended complaints identifying specific variable rate bond transactions with respect to the existing contract, fraud and negligence claims, and adding claims for unjust enrichment with respect to insured bonds issued by the plaintiffs during an unspecified period of time. A similar complaint alleging the same causes of action was filed by the City of Riverside. On the same day, the County of Contra Costa and Los Angeles World Airports filed new complaints and the City of Sacramento filed an amended complaint alleging the antitrust violation and unjust enrichment causes of action only. MBIA’s demurrers and other responsive pleadings are due November 13, 2009. These cases are now coordinated as Ambac Bond Insurance Cases in San Francisco Superior Court. On April 8, 2009, The Olympic Club filed a complaint against MBIA Inc. in the Superior Court of the State of California, County of San Francisco, making similar allegations of participation in risky financial transactions in other lines of business that allegedly damaged MBIA Inc.’s financial condition, and of a failure to adequately disclose the impact of those transactions on MBIA Inc.’s financial condition. These allegations form the predicate for the same initial five common law causes of action as those in the Ambac Bond Insurance Cases, as well as a California unfair competition cause of action. The Olympic Club does not include an antitrust or unjust enrichment cause of action. The Olympic Club case is being coordinated with the Ambac Bond Insurance Cases.

The City of Los Angeles’s second complaint named as defendants certain other financial institutions as well as bond insurers, including MBIA Inc., AMBAC Financial Group, Inc., Financial Security Assurance, Inc., Financial Guaranty Insurance Company and Security Capital Assurance Inc., and alleged fraud and violations of California’s antitrust laws through bid-rigging in the sale of municipal derivatives to municipal bond issuers. Complaints making the same allegations against MBIA Inc. and nearly all of the same co-defendants were filed in Superior Court, Los Angeles County, by the County of San Diego on August 28, 2008, and in Superior Court, San Francisco County, by the City of Stockton on July 23, 2008, by the County of San Mateo on October 7, 2008, and by the County of Contra Costa on October 8, 2008. The City of Los Angeles and City of Stockton actions were removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950; the San Diego County, San Mateo County, and Contra Costa County actions were removed to federal court and transferred to the Southern District of New York for inclusion in that proceeding by order dated February 4, 2009. All five plaintiffs filed amended complaints on September 15, 2009 alleging violations of both federal and California state antitrust laws.

On September 30, 2008, MBIA Corp. commenced an action in the New York State Supreme Court against Countrywide Home Loans, Inc., Countrywide Securities Corp. and Countrywide Financial Corp. (collectively, “Countrywide”). The complaint alleged that Countrywide fraudulently induced MBIA to provide financial guaranty insurance on securitizations of home equity lines of credit

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

and closed end second liens by misrepresenting the true risk profile of the underlying collateral and Countrywide’s adherence to its strict underwriting standards and guidelines. The complaint also alleged that Countrywide breached its representations and warranties and its contractual obligations, including its obligation to cure or repurchase ineligible loans as well as its obligation to service the loans in accordance with industry standards. In an order dated July 8, 2009, the New York State Supreme Court denied Countrywide’s motion to dismiss in part, allowing the fraud cause of action to proceed against all three Countrywide defendants and the contract causes of action to proceed against Countrywide Home Loans, Inc. All parties have filed Notices of Appeal and defendants filed their answer to the complaint on August 3, 2009. On August 24, 2009, MBIA Corp. filed an amended complaint, adding Bank of America as a defendant, identifying an additional five securitizations and supplementing the facts in support of our re-asserted negligent misrepresentation claim to address the points made by Justice Bransten in her decision granting the motion to dismiss that claim. On October 9, 2009, defendants filed a renewed motion to dismiss. Our response was filed on November 3, 2009, and defendants’ reply is due November 10, 2009. Oral argument is scheduled for December 9, 2009.

On July 10, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against Bank of America Corporation, Countrywide Financial Corporation, Countrywide Home Loans, Inc, Countrywide Securities Corporation, Angelo Mozilo, David Sambol, Eric Sieracki, Ranjit Kripalani, Jennifer Sandefur, Stanford Kurland, Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., UBS Securities, LLC, and various Countrywide-affiliated Trusts. The complaint alleges that Countrywide made numerous misrepresentations and omissions of material fact in connection with its sale of certain residential mortgage-backed securities, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA Corp. commenced this action as subrogee of the purchasers of the residential mortgage-backed securities, who incurred severe losses that have been passed on to MBIA Corp. as the insurer of the income streams on these securities. On November 3, 2009, MBIA Corp. filed an amended complaint.

On October 15, 2008, MBIA Corp. commenced an action in the United States District Court for the Southern District of New York against Residential Funding Company, LLC (“RFC”). On December 5, 2008, a notice of voluntary dismissal without prejudice was filed in the Southern District of New York and the complaint was re-filed in the Supreme Court of the State of New York, New York County. The complaint alleges that RFC fraudulently induced MBIA Corp. to provide financial guarantee policies with respect to five RFC closed-end home equity second-lien and HELOC securitizations, and that RFC breached its contractual representations and warranties, as well as its obligation to repurchase ineligible loans, among other things. RFC’s motion to dismiss has been fully briefed and argued.

In its determination of expected ultimate insurance losses on financial guarantee contracts, MBIA Corp. has considered the probability of potential recoveries arising out of the contractual obligation by the sellers/servicers to repurchase or replace ineligible mortgage loans in certain second-lien mortgage securitizations, which include potential recoveries that may be affected by the legal actions against Countrywide and RFC. However, there can be no assurance that MBIA Corp. will prevail in either the Countrywide or RFC actions.

On October 14, 2008, June 17, 2009 and August 25, 2009, MBIA Corp. submitted proofs of claim to the FDIC with respect to the resolution of IndyMac Bank, F.S.B. for both pre- and post-receivership amounts owed to MBIA Corp. as a result of IndyMac’s contractual breaches and fraud in connection with financial guaranty insurance issued by MBIA Corp. on securitizations of home equity lines of credit. The proofs of claim were subsequently denied by the FDIC. MBIA Corp. has appealed the FDIC’s denial of its proofs of claim via a complaint, filed on May 29, 2009, against IndyMac Bank, F.S.B. and the FDIC, as receiver, in the United States District Court for the District of Columbia and alleges that IndyMac fraudulently induced MBIA Corp. to provide financial guaranty insurance on securitizations of home equity lines of credit by breaching contractual representations and warranties as well as negligently and fraudulently misrepresenting the nature of the loans in the securitization pools and IndyMac’s adherence to its strict underwriting standards and guidelines. The FDIC moved to dismiss MBIA’s non-contract based claims on September 2, 2009. On October 9, 2009, MBIA Corp. filed its response brief. The FDIC’s response is due November 9, 2009.

On September 22, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against IndyMac ABS, Inc., Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, Home Equity Mortgage Loans Asset-Backed Trust, Series INDS 2007-I, Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2007-2, Credit Suisse Securities (USA), L.L.C., UBS Securities, LLC, JPMorgan Chase & Co., Michael Perry, Scott Keys, Jill Jacobson, and Kevin Callan. The Complaint alleges that IndyMac Bank made numerous misrepresentations and omissions of material fact in connection with its sale of certain residential mortgage-backed securities, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA Corp. commenced this action as subrogee of the purchasers of the residential mortgage-

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

backed securities, who incurred severe losses that have been passed on to MBIA Corp. as the insurer of the income streams on these securities. On October 19, 2009, MBIA Corp. dismissed IndyMac ABS, Inc. from the action without prejudice. On October 23, 2009, defendants removed the case to the United States District Court for the Central District of California.

On April 30, 2009, MBIA Corp. and LaCrosse Financial Products commenced an action in the Supreme Court of the State of New York against Merrill Lynch, Pierce, Fenner and Smith, Inc. and Merrill Lynch International. The complaint (amended on May 15, 2009) seeks damages in an as yet indeterminate amount believed to be in excess of several hundred million dollars arising from alleged misrepresentations and breaches of contract in connection with eleven CDS contracts pursuant to which MBIA Corp. wrote protection in favor of Merrill and other parties on a total of $5.7 billion in collateralized debt obligations arranged and marketed by Merrill. The complaint also seeks rescission of the CDS contracts. Merrill’s motion to dismiss the amended complaint has been fully briefed, and oral argument is scheduled for November 17, 2009.

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P., purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance polices issued by MBIA Insurance Corporation up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. Defendants’ motion to dismiss the complaint is fully briefed. Oral argument is scheduled for November 17, 2009.

On April 6, 2009, a complaint was filed in the Court of Chancery for the State of Delaware entitled Third Avenue Trust and Third Avenue Variable Series Trust v. MBIA Insurance Corp. and MBIA Insurance Corp. of Illinois, CA 4486-UCL. Plaintiffs allege that they are holders of approximately $400 million of surplus notes issued by MBIA Corp. (for purposes of this section, the “Notes”) in January 2008. The complaint alleges (Count I) that certain of the Transactions breached the terms of the Notes and the Fiscal Agency Agreement dated January 16, 2008 pursuant to which the Notes were issued. The complaint also alleges that certain transfers under the Transactions were fraudulent in that they allegedly left MBIA Corp. with “unreasonably small capital” (Count II), “insolvent” (Count III), and were made with an “actual intent to defraud” (Count IV). The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions (b) declaring that the Transactions constituted a fraudulent conveyance, and (c) damages in an unspecified amount. Defendants’ motion to dismiss the complaint was fully briefed and oral argument was heard on October 5, 2009. On October 28, 2009, Vice Chancellor Strine entered an order dismissing the case without prejudice.

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of 19 domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA Inc. and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. At a conference on October 2, 2009, the judge hearing the matter indicated his intention to deny defendants’ motion to dismiss, however, no written decision has yet been issued. At a separate conference on November 6, 2009, the judge indicated he may refrain from issuing a decision until he has had an opportunity to review the submission of the New York State Department of Insurance in the Article 78 proceeding (see next paragraph) which is currently due November 24, 2009. If and to the extent that the judge issues a ruling consistent with his statements at the October 2, 2009 conference, MBIA Inc. intends to promptly appeal it to the Appellate Division of the New York State Supreme Court.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

On June 15, 2009, the same group of 19 domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York Insurance Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA Inc. argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA Inc. and its subsidiaries in the plenary action described above. MBIA’s and the New York State Insurance Department’s answering papers to the Article 78 Petition are due November 24, 2009.

MBIA Inc. and MBIA Corp. intend to vigorously defend against the aforementioned actions in which it is a defendant and against other potential actions, and MBIA Inc. and MBIA Corp. do not expect the outcome of these matters to have a materially adverse effect on its business, results of operations or financial condition. MBIA Inc. and MBIA Corp. cannot provide assurance, however, that the ultimate outcome of these actions will not cause a loss nor have a material adverse effect on its business, results of operations or financial condition.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 15: Subsequent Events

Refer to “Note 14: Commitments and Contingencies” for information about legal proceedings that commenced after September 30, 2009.

In the fourth quarter of 2009, MBIA Corp. entered into a settlement agreement with one of its counterparties related to two insured credit derivative transactions that resulted in the elimination of $1.2 billion in net par exposure in exchange for a one-time payment of $94 million, net of reinsurance. In addition, MBIA Corp. settled a financial guarantee insurance contract related to a consolidated VIE in exchange for a payment by MBIA Corp. of $65 million, net of reinsurance. This settlement payment eliminated potentially significant future performance volatility and relieved MBIA Corp. from any further obligation under the insurance contract. The impact of these payments and reductions in exposure will be reflected in MBIA Corp.’s results for the fourth quarter of 2009.

On November 6, 2009, as part of The Worker, Homeownership, and Business Assistance Act of 2009, the NOL carryback provision within the U.S. income tax law was amended to allow all businesses with NOLs in either 2008 or 2009 to claim refunds of taxes paid within the prior five years. There would be no limit on the NOL carrybacks for the first four years of the carryback period, but for year five, the carryback would be limited to fifty percent of a company’s taxable income in that year. The amount of the tax refund will depend on MBIA Corp.’s stand-alone NOL generated for the tax year 2009, subject to the provision of its tax sharing agreement. The impact of this refund will be reflected in MBIA Corp.’s results for the fourth quarter of 2009.